Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

among

HONEYWELL INTERNATIONAL INC.,

HONEYWELL TECHNOLOGY SOLUTIONS INC.

and

KBR HOLDINGS, LLC

Dated as of August 12, 2016

i

PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of August 12, 2016, among Honeywell International Inc., a Delaware corporation (“Seller”), Honeywell Technology Solutions Inc., a Delaware corporation (the “Company”), and KBR Holdings, LLC, a Delaware limited liability company (“Buyer”).

W I T N E S S E T H:

WHEREAS, the Company provides technical, professional and mission support services involving: (i) military pre-positioning operations, total package fielding and automated fuel handling, (ii) ground-based space mission services for U.S. Government Agencies and Seller, (iii) physical and cyber security for facilities of U.S. Government Agencies and (iv) the MSA Services (the “Business”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Business, through the purchase and sale of all of Seller’s right, title and interest in, to and under the Transferred Equity Interests and the Transferred Assets, upon the terms and subject to the conditions set forth herein; and

WHEREAS, in connection with the closing of the transactions contemplated by this Agreement, Buyer and Seller or certain of their respective Affiliates will enter into the Ancillary Agreements.

NOW, THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions and Interpretations

SECTION 1.01. Definitions. (a) The following terms used in this Agreement shall have the respective meanings assigned to them below:

“Acquisition Proposal” means any inquiry, proposal or offer, or any expression of interest by any third party (other than Buyer or any of its Affiliates) relating to any merger, amalgamation, consolidation, share exchange, recapitalization, liquidation, dissolution, acquisition or other business combination, in each case relating to the equity interests of the Company or directed at all or any material portion of the assets of the Business.

“Action” means any action, litigation, investigation, suit, countersuit, proceeding or arbitration by or before any Governmental Entity or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by contract or otherwise, and the term “controlled” shall have a correlative meaning.

“Ancillary Agreements” means, other than this Agreement, the agreements and instruments, including any instruments of transfer or assumption (including Intellectual Property assignment agreements) and certificates delivered pursuant to this Agreement, and including the Honeywell Master Services Agreement, the Transition Services Agreement, the Assignment and Assumption Agreement, the Guaranty Agreement and Guaranty Agreement – MSA, in each case, executed and delivered in connection with the transactions contemplated by this Agreement.

“Antitrust Approvals” means all authorizations, orders, grants, consents, clearances, permissions and approvals and all expirations, lapses and terminations of any required waiting periods (including extensions thereof), in each case under any antitrust, competition, merger control or similar Law required to consummate the Transactions.

“Antitrust Filings” means all applicable notifications to or filings with an antitrust or competition authority in the United States required to consummate the Transactions.

“Assignment and Assumption Agreement” means an assignment and assumption agreement in respect of the Transferred Assets to be transferred to Buyer pursuant to Section 2.02(b) in a form reasonably acceptable to Buyer.

“Assumed Benefit Plan” means any Business Employee Benefit Plan (or portion thereof) (i) that is maintained or sponsored by the Company or (ii) for which liabilities or assets transfer to Buyer or its Affiliates under applicable Law or any Collective Bargaining Agreement as a result of the transactions contemplated by this Agreement.

“Business Employee Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject thereto) or employment, consulting, severance, termination, change in control, bonus, incentive, retention, deferred compensation, retirement, insurance, vacation, welfare, fringe benefit, perquisite, equity or equity-based compensation or similar plan, program, Contract or arrangement, whether or not in writing, in each case, that is sponsored, contributed to or maintained by Seller or any of its Affiliates, to which Seller or any of its Affiliates is obligated to contribute or with respect to which Seller or any of its Affiliates has any Liability, contingent or otherwise, in each case, in which any current or, for the purposes of the definition of Assumed Benefit Plan only, former Employee of the Business is entitled to participate or to which he or she is a party, excluding any plan, program, Contract or arrangement required by applicable Law (e.g., government mandated severance plans).

“Business Intellectual Property” means the material Intellectual Property used or held for use by the Company in connection with the Business, in each case, excluding Seller Marks.

“Buyer Indemnitees” means Buyer and its Affiliates (including the Company) and their respective Representatives.

“Cash” means cash and cash equivalents, excluding any Restricted Cash.

“Cash Target” means the amount as specified in Schedule 1.01(a).

“Claims” means each matter, Action, claim, demand, assessment, fact or other circumstances upon which a claim for indemnification under this Agreement may be based.

“Closing Date Cash” means the aggregate amount of Cash of the Company as of 11:59 p.m., New York City time, on the Closing Date, as determined in accordance with the Statement Principles.

“Closing Date Indebtedness” means Indebtedness of the Company as of 11:59 p.m., New York City time, on the Closing Date, as determined in accordance with the Statement Principles.

“Closing Date Net Working Capital” means the amount, as of 11:59 p.m., New York City time, on the Closing Date, of Current Assets minus Current Liabilities, in each case as determined in accordance with the Statement Principles. For the avoidance of doubt, the calculation of Closing Date Net Working Capital shall not include any Closing Date Cash or any Closing Date Indebtedness.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means each collective bargaining, works council or other labor union Contract or labor arrangement covering any Employee of the Business and any memoranda, side letters, or other agreements thereto, excluding any national, industry or similar generally applicable Contract or arrangement.

“Commercial Software” means commercially available off-the-shelf Software licensed pursuant to a standard non-exclusive license agreement for which license fees are less than $25,000 per year and used internally (and not licensed or sublicensed to third parties) by the Company or the Business.

“Confidentiality Agreement” means the letter agreement, dated as of May 2, 2016, between Seller and KBR, Inc.

“Contract” means any written or oral contract, agreement, note, bond, indenture, debenture, guarantee, mortgage, deed of trust, lease, license, sublease, sublicense, instrument, purchase order, bid, tender or other legally binding right, commitment, obligation, arrangement or understanding.

“Controlled Group Liability” means any and all liabilities of Seller and its Affiliates, including, for liabilities related to periods ending on or prior to the Closing, the Company: (a) under Title IV of ERISA, including any withdrawal liability to a Multiemployer Plan related to events on or prior to the Closing Date, regardless of when such withdrawal liability is assessed, (b) under Section 302 of ERISA, (c) under Sections 412 and 4917 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) other than with respect to

Assumed Benefit Plans, under corresponding or similar provisions of foreign Law related to defined benefit pension plan funding requirements or post-termination medical insurance plan coverage.

“Current Assets” has the meaning assigned to such term in the Statement Principles.

“Current Government Contract” means any Government Contract the period of performance of which has not yet expired or been terminated.

“Current Liabilities” has the meaning assigned to such term in the Statement Principles.

“Damages” means losses, Liabilities, damages, awards, deficiencies, fines, costs, fees, penalties and expenses incurred or suffered (and, if applicable, reasonable fees of attorneys, auditors, consultants and other agents reasonably associated therewith), but excluding punitive, exemplary, consequential, special or speculative damages that are not reasonably foreseeable (in each case, other than any such Damages payable to third parties that are imposed or otherwise incurred) and whether or not based on contract, tort, warranty claims or otherwise.

“Data Room” means the electronic data room containing documents and materials made available to Buyer in connection with its examination of the Business, as constituted as of 5:00 p.m., New York City time, on August 11, 2016.

“DCAA” means the Defense Contract Audit Agency.

“Disclosure Schedules” means the Schedules delivered by Seller to Buyer on the date of this Agreement referenced in the table of contents and referred to throughout this Agreement and attached hereto.

“DSS” means the Defense Security Service of the United States Department of Defense.

“Employee of the Business” means each employee of Seller and its Affiliates (i) who on the Closing Date spends at least 50% of his work time in the operation of the Business or (ii) whose employment is expected to transfer to Buyer or one of its Affiliates on the Closing Date by operation of applicable Law or pursuant to the transfer of the Transferred Equity Interests to Buyer, including each such employee who as of the Closing Date is on leave of absence (including medical leave, military leave, workers compensation leave and short-term or long-term disability) or vacation; provided that any individual set forth on Schedule 1.01(b) shall not be an “Employee of the Business.”

“Environmental Law” means any applicable federal, state, local or foreign Law relating to pollution, protection of the environment or natural resources, or the manufacture, processing, generation, treatment, transportation, disposal, storage, Release or Remediation of or exposure to Hazardous Substances, as in effect on or prior to the Closing Date.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Excluded Liabilities” means the following liabilities and obligations of Seller or any of its Affiliates, other than Tax Liabilities (Tax Liabilities being governed as provided in Section 7.07 and Article X):

(i) Employment Matters. The Excluded HR Liabilities.

(ii) Government Audit Matters. All Liabilities of the Company with respect to disallowance of indirect costs attributable to Seller or its Affiliates (other than the Company and the Joint Venture) arising from an audit by a United States Governmental Entity related to a Government Contract;

(iii) Liabilities of the Company. All Liabilities of the Company or the Joint Venture to the extent not arising from or related to the Business or the Transferred Assets; and

(iv) Other. (A) To the extent not otherwise covered by clause (iii) above, any Liabilities of Seller and its Affiliates to the extent not arising from or related to the Business or the Transferred Assets; (B) any obligations of Seller or any of its Affiliates (excluding obligations of the Company following the Closing) pursuant to the terms of the Transaction Documents, including any Liabilities for out-of-pocket fees and expenses incurred by the Company or Seller on or prior to Closing in connection with the Transactions for which Seller is responsible pursuant to Section 11.06; and (C) the liabilities and obligations identified on Schedule 1.01(c).

“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.).

“Funded Backlog” means the total amount of funding allotted to a Government Contract minus the total amount previously recognized as revenue under such Government Contract.

“GAAP” means generally accepted accounting principles in the United States.

“Government Bid” means any outstanding bid, offer or proposal which, if accepted or successful, would result in a Current Government Contract.

“Government Contract” means any prime contract, subcontract, purchase order, task order, delivery order, basic ordering agreement, pricing agreement, teaming agreement, letter contract or other similar written arrangement between the Company, on the one hand, and (a) any Governmental Entity or (b) any higher-tier contractor of a Governmental Entity in its capacity as a higher-tier contractor, on the other hand. A purchase order, a task order or a delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Entity” means any domestic or foreign court, administrative or regulatory agency or other governmental authority (or any department, agency or political subdivision thereof) or any other body or Person exercising regulatory, taxing or other governmental authority.

“Guaranty Agreement” means a guaranty agreement between KBR, Inc. and Seller dated as of the date hereof.

“Guaranty Agreement – MSA” means a guaranty agreement in respect of the Honeywell Master Services Agreement between Buyer and Seller dated as of the Closing Date, in substantially the form of the Guaranty Agreement.

“Hazardous Substances” means any toxic or hazardous substance, material or waste or any environmental pollutant or contaminant, including petroleum or petroleum products (including crude oil or any fraction thereof).

“Honeywell Master Services Agreement” means the Honeywell Master Services Agreement, substantially in the form attached as Exhibit B hereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Illustrative Closing Balance Sheet” means the form of balance sheet attached to the Statement Principles setting forth, for illustration purposes only, a computation of Closing Date Net Working Capital, assuming that the Closing Date was December 31, 2015.

“Indebtedness” means, without duplication, whether or not contingent, (a) all obligations and indebtedness of the Company for borrowed money; (b) all obligations of the Company evidenced by notes, bonds, debentures or other similar Contracts; (c) all obligations of the Company arising under letters of credit, bank guarantees or similar facilities; (d) the capitalized portion of lease obligations under the Company’s capital leases; (e) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services for which the Company is liable; (f) any premium, break fee, penalty or other cost payable by the Company in connection with terminating, unwinding or prepaying any obligations described in the preceding clauses (a)-(e); and (g) all obligations of the type referred to in the preceding clauses (a)-(f) that are secured by a Lien on the assets of the Company (other than Permitted Liens) or for which the Company is obligated pursuant to a guaranty. For the purposes of this Agreement, “Indebtedness” shall not include (i) the endorsement of negotiable instruments for collection in the ordinary course of business, (ii) trade accounts payable in the ordinary course of business, (iii) undrawn amounts under letters of credit, bank guarantees or similar facilities or (iv) indebtedness owing from the Company to Seller or any of its Subsidiaries (other than the Company) required to be settled or otherwise eliminated prior to the Closing pursuant to Section 6.06.

“Indemnitee” means any Buyer Indemnitee or Seller Indemnitee, as applicable.

“Intellectual Property” means all (i) patents and patent applications, including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof; (ii) copyrights, “moral rights,” mask work rights and Software;

(iii) trademarks, service marks, trade dress, trade names, logos and domain names and websites (including the content), together with all goodwill in connection with the use thereof and symbolized thereby; (iv) confidential and proprietary information, including trade secrets, know-how, technologies, processes, techniques, architectures, customer lists and invention rights; and (v) registrations and applications for registration of any of the foregoing.

“Joint Venture” means INSPACE 21 LLC, a Delaware limited liability company.

“Judgment” means any judgment, order, ruling, writ, injunction, stipulation, decision, award or decree issued, promulgated or entered into by or with any Governmental Entity.

“Law” means any statute, law, ordinance, treaty, rule, code, regulation, common law ruling, Judgment or other binding directive issued, promulgated or enforced by any Governmental Entity.

“Lease” means any lease, license, sublease, sublicense, franchise, easement or other Contract pursuant to which a Person has the right to use any real, personal or intangible property.

“Liabilities” means any and all debts, liabilities and obligations, whether known or unknown, asserted or unasserted, liquidated or unliquidated, accrued or fixed, absolute or contingent, matured or not, determined or determinable or due or to become due.

“Lien” means any deed of trust, option, claim, mortgage, pledge, lien, charge, security interest, hypothecation, covenant, right-of-way, easement, encroachment, restriction, title defect, right of first refusal or first offer or other similar encumbrance.

“Management Presentation” means the written and oral presentation given by certain members of management of the Business to Buyer on May 16, 2016.

“Material Adverse Effect” means any change, effect, event, circumstance, development, condition, matter, state of facts or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (A) the business, assets, liabilities, operations, results of operations or condition of the Business and the Company, taken as a whole; provided that none of the following (either alone or in combination), nor any changes, effects, events, circumstances, developments, conditions, matters, states of facts or occurrences arising or resulting from the following, shall constitute or shall be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (i) any change or development in financial or securities markets generally, or general economic, regulatory or business conditions; (ii) any act of terrorism or any outbreak or escalation of hostilities or war (whether or not declared) or any man-made or natural disaster; (iii) any change or development that generally affects the industry in which the Company operates; (iv) any change in Law or GAAP or the interpretation or enforcement of either; (v) the public announcement of this Agreement (including any loss of customer or employee relationships, including labor disputes or the departure of employees, but excluding any breach by the Company of any Contract with any customer or employee to the extent resulting from the execution of this Agreement or any of the other Transaction Documents or the consummation of the Transactions); (vi) any action taken or not taken by Seller or any of its Subsidiaries at the written request of Buyer, other than actions taken in accordance with the terms of this Agreement, provided that the underlying cause of such action in any case may, to the extent not otherwise excluded in this proviso, be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect; (vii) the failure of the Company to succeed in the bid protest identified on Schedule 1.01(d); or (viii) any failure of the Company or the Business to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues or other financial, strategic or business plans (provided that the underlying facts or basis for such failure to meet projections, forecasts, estimates of earnings or revenues or financial, strategic or business plans which are not otherwise excluded in this proviso may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect), except, in the case of clauses (i) through (iv), to the extent such changes, effects, events, circumstances, developments, conditions, matters, states of facts or occurrences have a disproportionate adverse effect on the Business and the Company, taken as a whole, relative to other participants engaged in the industry in which the Company and the Business operate or (B) the ability of Seller and its Affiliates to consummate the transactions contemplated by, and discharge their obligations under, this Agreement and the other Transaction Documents.

“MSA Services” means the contracted services contemplated by the Honeywell Master Services Agreement and all other related services solely to the extent required to execute the applicable statements of work contemplated by the Honeywell Master Services Agreement.

“NISPOM” means the National Industrial Security Program Operating Manual, Department of Defense Manual 5220.22 as required by Executive Order 12829 and issued under the authority of the Department of Defense Instruction 5220.22, National Industrial Security Program (“NISP”), or subsequent Executive Orders, directives or regulations for the protection of classified information released or disclosed to industry in connection with classified contracts under the NISP.

“OCI” means “organizational conflict of interest” as defined in the FAR 2.101.

“Permit” means any permit, license, approval or other authorization required or granted by any Governmental Entity.

“Permitted Lien” means any (i) Lien in respect of Taxes, assessments and charges or levies of any Governmental Entity not yet delinquent, or for which adequate reserves are maintained on any financial statements relating to the Business, where such financial statements have been made available to Buyer in the Data Room; (ii) Liens imposed by Law (including materialmens’, mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business and transfer restrictions imposed by national, federal or state securities Laws); (iii) easements, covenants, rights-of-way and other similar restrictions of record and zoning, building and other similar restrictions, in each case, none of which, individually or in the aggregate, materially detracts from the value, ownership or operation of the related real property; (iv) with respect to interests in leased property, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, none of which, individually or in the aggregate, materially detracts from the value, ownership or operation of the related real property; (v) Liens that will be released or extinguished at the Closing; (vi) Liens disclosed in the Financial Statements (or securing liabilities reflected in the Financial Statements); and (vii) in respect of Intellectual Property, non-exclusive licenses of Intellectual Property granted in the ordinary course of business.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Governmental Entity or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Public Official” means: (a) any officer, employee or representative of any Governmental Entity; (b) any officer, employee or representative of any commercial enterprise that is owned or controlled, or partially owned or controlled, by a Governmental Entity; (c) any officer, employee or representative of any public international organization including the African Union, the International Monetary Fund, the United Nations or the World Bank Group; (d) any Person acting in an official capacity for any Governmental Entity, enterprise or organization identified in the preceding clauses (a)-(c); and (e) any political party, party official or candidate for political office.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration or release of Hazardous Substances into or upon the indoor or outdoor environment.

“Remediation” means any investigation, clean-up, removal action, remedial action, response action, corrective action, abatement, monitoring, sampling and analysis, closure or post-closure action, that is or would reasonably be expected to be required under applicable Environmental Law, in all cases with respect to standards or criteria applicable to commercial or industrial sites, in each case, to address a threatened or actual Release of Hazardous Substances.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, consultants, agents, investment bankers, financial advisors, attorneys, accountants and other representatives.

“Restricted Cash” means (a) cash or cash equivalents held in any account outside of the United States or (b) cash or cash equivalents that are not freely usable by Buyer because such cash and cash equivalents are subject to restrictions or limitations on use or distribution imposed by Law or Contract, including any such restrictions on dividends and repatriations.

“Seller Fundamental Representations” means the representations and warranties set forth in Sections 3.01(a)(i), 3.01(a)(ii), 3.01(b), 3.01(c), 3.01(d), 3.02 and 3.03(a).

“Seller Indemnitees” means Seller and its Affiliates (other than the Company and the Joint Venture) and their respective Representatives.

“Seller Marks” means (a) all (i) trademarks, service marks, trade dress, trade names, domain names, logos, website designs, social media user names and other identifiers of source or origin (i) containing or incorporating the words “Honeywell”, or (ii) owned by Seller, (b) any of the other names and marks set forth on Schedule 1.01(e); (c) variations or acronyms of any of the foregoing, including all registrations and applications for registration thereof and any name, mark or other identifier confusingly similar thereto or dilutive thereof; and (d) goodwill connected with the use of, or symbolized by, any of the foregoing.

“Software” means computer software and databases, together with, as applicable, object code, source code, firmware and embedded versions thereof and documentation related thereto.

“Statement Principles” means, with respect to the calculation of Closing Date Cash, Closing Date Indebtedness and Closing Date Net Working Capital, the rules, principles, policies and practices set out in Exhibit A attached hereto.

“Straddle Period” means a taxable period that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to any Person, any partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other entity of which an amount of the securities or interest having by the terms thereof voting power to elect at least a majority of the board of directors or other analogous governing body of such entity (or, if there are no such voting securities or voting interests, of which at least a majority of the equity interests) is directly or indirectly owned or controlled by such Person, or the general partner of which is such Person.

“Tax” and “Taxes” means all U.S. federal, state, local or foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, ad valorem, services, employment, social security, unemployment, disability, use, property, excise, production, value added, occupancy, alternative or ad-on minimum, escheat, imposts, duties, withholdings, charges, fees, levies or other assessments, in each case in the nature of a tax, imposed by any Governmental Entity, together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts.

“Tax Proceeding” means any audit, deficiency, assessment, examination, contest, request for information, investigation, hearing or Action relating to Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes other than payroll or other employment related Taxes, including any schedule or attachment thereto, and including any amendment thereof required or permitted to be filed.

“Taxing Authority” means any Governmental Entity exercising any authority to impose, regulate or administer the imposition of Taxes.

“Trade Controls Laws” means any applicable Laws administered by a Governmental Entity (except to the extent inconsistent with U.S. Law) related to export controls and economic sanctions, including the International Traffic in Arms Regulations (22 C.F.R. Part 120 et seq.); the Export Administration Act of 1979, as amended (50 U.S.C. App. §§ 2401-2420); the Export Administration Regulations (15 C.F.R. Part 730 et seq.); the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1707); regulations and restrictions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.); Executive Orders of the President of the United States regarding restrictions on trade with designated countries and persons; the United States anti-boycott regulations administered by the Office of Anti-Boycott Compliance of the United States Department of Commerce and the Internal Revenue Service; the reporting requirements administered by the Census Bureau of the United States Department of Commerce; and applicable laws governing imports and customs, including the U.S. customs regulations at 19 C.F.R. Chapter 1.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transactions” means, collectively, the transactions contemplated by this Agreement and the other Transaction Documents, including the purchase and sale of the Transferred Equity Interests and the Transferred Assets.

“Transfer Taxes” mean any sales, use, transfer, value added, conveyance, documentary transfer, stamp duty, recording or other similar Tax imposed in connection with the Transactions or the recording of any sale, transfer or assignment of property (or any interest therein) effected pursuant to this Agreement.

“Transferred Assets” means the assets set forth on Schedule 1.01(f).

“Transferred Employee” means each Employee of the Business who, as of the Closing Date (or, if applicable, such later date that such employee commences employment with Buyer or one of its Affiliates pursuant to Section 8.01), becomes an employee of Buyer or one of its Affiliates whether by operation of Law, pursuant to the transfer of the Transferred Equity Interests to Buyer or by acceptance of Buyer’s or one of its Affiliates’ offer of employment pursuant to Section 8.01.

“Transferred Equity Interests” means all of the issued and outstanding equity interests in the Company.

“Transition Services Agreement” means the Transition Services Agreement substantially in the form attached as Exhibit C hereto.

“U.S. Government Agencies” means the United States Department of Defense, General Services Administration, the National Aeronautics and Space Administration, the Federal Aviation Administration, the National Oceanic and Atmospheric Administration, the Veteran’s Administration, United States Geological Survey of the United States Department of the Interior, United States Department of Labor and certain other agencies within the United States Department of Commerce (and any department, agency or political subdivision of any of the preceding) and certain classified customers; provided, however, that the United States Department of Energy shall not be deemed a U.S. Government Agency.

“Unfunded Backlog” means the total dollar value of a Government Contract (including unexercised options) minus Funded Backlog under such Government Contract.

(b) The following terms used in this Agreement shall have the meanings assigned to them in the respective Sections or Schedules set forth below:

Term	Location
2013 Financial Statements	§3.07(a)
2014 Financial Statements	§3.07(a)
2015 Financial Statements	§3.07(a)
2016 Interim Financial Statements	§3.07(a)
Accounting Arbitrator	§2.05(c)
Accrued Vacation Days	§8.01(j)
Acquisition Proposal	§1.01(a)
Action	§1.01(a)
Adjustment Statement	§2.05(a)
Affiliate	§1.01(a)
Affiliate Contract	§3.23
Agreement	Preamble
Ancillary Agreements	§1.01(a)
Antitrust Approvals	§1.01(a)
Antitrust Division	§6.03(b)
Antitrust Filings	§1.01(a)
Arbitration Statement	§2.05(c)
Assignment and Assumption Agreement	§1.01(a)
Assumed Benefit Plan	§1.01(a)
Assumed Payments	§8.01(f)
Benefits Continuation Period	§8.01(e)
Books and Records	§7.02(a)
Business	Recitals
Business Employee Benefit Plan	§1.01(a)
Business Insurance Policies	§3.19
Business Intellectual Property	§1.01(a)
Buyer	Preamble
Buyer Indemnitees	§1.01(a)
Buyer Representatives	§7.04(a)
Cash	§1.01(a)
Cash Target	§1.01(a)
Claims	§1.01(a)
Closing	§2.01
Closing Date	§2.01
Closing Date Amount	§2.04(a)
Closing Date Cash	§1.01(a)
Closing Date Indebtedness	§1.01(a)
Closing Date Net Working Capital	§1.01(a)
Closing Date Statement	§2.04(b)
Code	§1.01(a)

Term	Location
Collective Bargaining Agreement	§1.01(a)
Commercial Software	§1.01(a)
Company	Preamble
Company Confidential Information	§7.04(a)
Company IPR Agreements	§3.14(d)
Company Software	§3.14(a)
Competing Business	§6.07(a)
Confidentiality Agreement	§1.01(a)
Contract	§1.01(a)
Controlled Group Liability	§1.01(a)
Current Assets	§1.01(a)
Current Government Contract	§1.01(a)
Current Liabilities	§1.01(a)
Damages	§1.01(a)
Data Protection Laws	§3.24(a)
Data Room	§1.01(a)
DCAA	§1.01(a)
Deductible	§10.04(a)
Directive	§8.01(n)
Disclosure Schedules	§1.01(a)
DFARS	§3.11(f)
DSS	§1.01(a)
Employee of the Business	§1.01(a)
Employee Representatives	§8.01(o)
Environmental Law	§1.01(a)
ERISA	§1.01(a)
Estimated Closing Date Net Working Capital	§2.04(c)
Excluded HR Liabilities	§8.01(l)
Excluded Liabilities	§1.01(a)
Existing Stock	§7.01(c)
FAR	§3.11(b)
FCPA	§1.01(a)
Final Closing Date Net Working Capital	§2.05(d)
Final Purchase Price	§2.04(a)
Financial Statements	§3.07(a)
Forward-Looking Statements	§11.02
Funded Backlog	§1.01(a)
GAAP	§1.01(a)
Government Bid	§1.01(a)
Government Contract	§1.01(a)
Governmental Entity	§1.01(a)
Guaranty Agreement	§1.01(a)
Guaranty Agreement – MSA	§1.01(a)
Hazardous Substances	§1.01(a)
Honeywell Master Services Agreement	§1.01(a)

Term	Location
HSR Act	§1.01(a)
Illustrative Closing Balance Sheet	§1.01(a)
Inactive Employee	§8.01(b)
Indebtedness	§1.01(a)
Indemnitee	§1.01(a)
Indemnified Party	§10.05
Indemnifying Party	§10.05
Intellectual Property	§1.01(a)
IRS	§3.16(b)
ITAR	§6.03(d)
ITAR Notice	§6.03(d)
IT Systems	§3.14(e)
Joint Venture	§1.01(a)
Judgment	§1.01(a)
Law	§1.01(a)
Lease	§1.01(a)
Leased Real Property	§3.06(a)
Legal Impediment	§5.01(d)
Liabilities	§1.01(a)
Lien	§1.01(a)
Listed Plans	§3.16(a)
Management Presentation	§1.01(a)
Material Adverse Effect	§1.01(a)
Material Contract	§3.13(a)
Material Government Contract	§3.11(a)
MSA Services	§1.01(a)
Multiemployer Plan	§3.16(e)
NISP	§1.01(a)
NISPOM	§1.01(a)
NISPOM Notice	§6.03(d)
Non-U.S. Assumed Benefit Plan c	§3.16(j)
Objection Dispute	§2.05(b)
OCI	§1.01(a)
Offer Employee	§8.01(b)
Open Government Contract	§3.11(b)
Permit	§1.01(a)
Permitted Lien	§1.01(a)
Person	§1.01(a)
Post-Closing Tax Period	§1.01(a)
Pre-Closing Insurance Claims	§7.05
Pre-Closing Tax Period	§1.01(a)
Pre-Closing Tax Returns	§7.07(a)
Public Official	§1.01(a)
Purchase Price	§2.04(a)
Purchase Price Adjustment	§2.05(e)

Term	Location
Purchase Price Allocation Schedule	§7.07(f)
Real Property Lease	§3.06(a)
Records	§6.10
Registered Intellectual Property	§3.14(a)
Release	§1.01(a)
Remediation	§1.01(a)
Representatives	§1.01(a)
Restricted Cash	§1.01(a)
Retained Confidential Information	§7.04(a)
Seller	Preamble
Seller Confidential Information	§7.04(a)
Seller Fundamental Representations	§1.01(a)
Seller Guarantees	§7.08
Seller Indemnitees	§1.01(a)
Seller Marks	§1.01(a)
Seller Representatives	§7.04(a)
Software	§1.01(a)
Statement Principles	§1.01(a)
Straddle Period	§1.01(a)
Straddle Period Tax Returns	§7.07(a)
Subsidiary	§1.01(a)
Tax	§1.01(a)
Tax Matters Accounting Arbitrator	§7.07(a)
Tax Proceeding	§1.01(a)
Tax Return	§1.01(a)
Taxing Authority	§1.01(a)
Trade Controls Laws	§1.01(a)
Trade Controls Permits	§3.22(e)
Transaction Documents	§1.01(a)
Transactions	§1.01(a)
Transfer Regulations	§8.01(n)
Transfer Taxes	§1.01(a)
Transfer Time	§8.01(b)
Transferred Assets	§1.01(a)
Transferred Employee	§1.01(a)
Transferred HR Liabilities	§8.01(l)
Transferred Equity Interests	§1.01(a)
Transition Period	§7.01(c)
Transition Services Agreement	§1.01(a)
U.S. Government Agencies	§1.01(a)
Unfunded Backlog	§1.01(a)
Workers Compensation Event	§8.01(l)
Working Capital Target	§2.04(c)

SECTION 1.02. Interpretation and Construction. (a) Unless otherwise provided herein, all monetary values stated herein are expressed in United States currency and all references to “dollars” or “$” will be deemed references to the lawful money of the United States.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When a reference is made in this Agreement to a party or to a Section, Exhibit or Schedule, such reference shall be to a party to, a Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated. All terms defined in this Agreement shall have their defined meanings when used in any Exhibit or Schedule to this Agreement or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. Whenever used in this Agreement, “business day” shall mean any day, other than a Saturday or a Sunday or a day on which banking and savings and loan institutions are authorized or required by applicable Law to be closed in the State of New York. Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Any Contract or statute defined or referred to herein means such Contract or statute as from time to time amended, supplemented or modified, including (i) in the case of Contracts, by waiver or consent and, in the case of statutes, by succession of comparable successor statutes and (ii) all attachments thereto and instruments incorporated thereby. The words “asset” and “property” shall be construed to have the same meaning and effect. References to a Person are also to its permitted successors and assigns. The phrase “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties hereto or their representatives, including, in the case of “made available” to Buyer, material that has been posted to the Data Room.

ARTICLE II

Closing

SECTION 2.01. Closing. The closing of the purchase and sale of the Transferred Equity Interests and the Transferred Assets (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP in New York, New York, at 10:00 a.m., New York City time, on the third business day following the satisfaction (or, to the extent permitted by Law, waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article V (other than those conditions intended to be satisfied at the Closing but subject to their satisfaction or waiver at such time), or at such other place, time and date as shall be agreed in writing between the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. For financial accounting and Tax purposes, the Closing shall be deemed to have become effective as of 11:59 p.m., New York City time, on the Closing Date.

SECTION 2.02. Sale of the Transferred Equity Interests and the Transferred Assets. (a) Pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase, acquire and accept, the Transferred Equity Interests, free and clear of all Liens other than Liens created or imposed by Buyer and its Affiliates or transfer restrictions arising under securities laws. Accordingly, Seller shall deliver at the Closing stock certificates representing the Transferred Equity Interests, together with stock powers endorsed in blank.

(b) Pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) Seller shall sell, convey, assign and transfer to Buyer or one of its Affiliates designated by Buyer, and Buyer shall, or Buyer shall cause such Affiliate to, purchase, acquire and accept, the Transferred Assets, free and clear of all Liens except Permitted Liens and Liens created or imposed by Buyer and its Affiliates and (ii) Buyer and such Affiliate shall assume full responsibility for the full performance of, and shall undertake, assume and agree to perform, pay or otherwise discharge when due, any and all Liabilities of Seller and its Affiliates arising in connection with or related to the Transferred Assets.

(c) To the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any Transferred Asset is prohibited by any applicable Law or would require any governmental or third-party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery thereof. From the date hereof until 12 months after the Closing Date, the parties shall use their respective reasonable best efforts to cooperate with each other to obtain promptly such authorizations, approvals, consents or waivers and to give any notices required for the transfer of such Transferred Asset; provided, however, that Seller shall not be required to pay any consideration (other than customary Intellectual Property filing fees typically paid by a seller or transferee) or make any concession therefor. If such authorization, approval, consent or waiver is obtained, Seller shall promptly assign, transfer, convey or deliver any such Transferred Asset to Buyer or its designated Affiliate at no additional cost. Pending the earlier of obtaining such authorization, approval, consent or waiver or the expiration of such 12-month period, insofar as reasonably practicable and to the extent permitted by applicable Law, Seller shall hold such Transferred Assets for the benefit of Buyer and shall operate such Transferred Assets in a manner to place Buyer in a substantially similar position as if such Transferred Assets had been sold, conveyed, assigned and transferred, and Buyer shall perform, at its sole expense, all obligations of Seller to be performed after the Closing with respect to such Transferred Asset. Buyer shall use its commercially reasonable efforts to cooperate with Seller in connection with any actions taken by Seller pursuant to this Section 2.02(c). Buyer further agrees that, if Seller shall have complied with its obligations under this Agreement with respect to using reasonable best efforts to obtain such authorization, approval, consent or waiver, Seller shall not be in breach of this Agreement solely as a result of the failure to obtain any such authorization, approval, consent or waiver.

SECTION 2.03. Excluded Liabilities. Notwithstanding anything to the contrary herein, neither Buyer nor any of its Affiliates shall assume or be obligated to pay, perform or otherwise discharge, pursuant to this Agreement or any of the Transactions, any Excluded Liability. Seller and its Affiliates will remain liable to pay, perform and discharge when due, all Excluded Liabilities. For the avoidance of doubt, at the Closing, the acquisition of the Transferred Equity Interests and the Transferred Assets shall not result in the assumption by Buyer of the Excluded Liabilities.

SECTION 2.04. Purchase Price. (a) The purchase price to be paid by Buyer in consideration of the sale, conveyance and transfer of the Transferred Equity Interests and the Transferred Assets and the other covenants and agreements of Seller contained herein shall be Three Hundred Million Dollars ($300,000,000) (the “Purchase Price”). The Purchase Price (i) as adjusted pursuant to Section 2.04(c) is referred to in this Agreement as the “Closing Date Amount” and (ii) as adjusted pursuant to Section 2.05(d) is referred to in this Agreement as the “Final Purchase Price.”

(b) Not later than three business days prior to the Closing Date, Seller shall deliver to Buyer a written statement setting forth Seller’s good-faith estimate of the Closing Date Cash, Closing Date Net Working Capital and the Closing Date Indebtedness. Such statement, as delivered to Buyer, is referred to in this Agreement as the “Closing Date Statement.”

(c) (i) If the Closing Date Net Working Capital as shown on the Closing Date Statement (the “Estimated Closing Date Net Working Capital”) is greater than $88,100,000 (the “Working Capital Target”), then the Purchase Price shall be increased by the amount by which the Estimated Closing Date Net Working Capital exceeds the Working Capital Target. If the Estimated Closing Date Net Working Capital is less than the Working Capital Target, then the Purchase Price shall be decreased by the amount by which the Estimated Closing Date Net Working Capital is less than the Working Capital Target;

(ii) (x) if the Closing Date Cash as shown on the Closing Date Statement is greater than the Cash Target, the Purchase Price shall be increased by the amount of such excess or (y) if the Closing Date Cash as shown on the Closing Date Statement is less than the Cash Target, the Purchase Price shall be decreased by the amount of such difference; and

(iii) if the Closing Date Indebtedness as shown on the Closing Date Statement is greater than zero, the Purchase Price shall be decreased by the amount of such excess.

(d) At the Closing, Buyer shall pay or cause to be paid an amount of cash in U.S. dollars equal to the Closing Date Amount to Seller (or one or more of its Affiliates as Seller may designate), in immediately available funds by wire transfer to one or more bank accounts designated in writing by Seller at least two business days prior to the Closing Date.

SECTION 2.05. Post-Closing Purchase Price Determination. (a) Within 90 calendar days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth Buyer’s good faith calculation of the Closing Date Cash, Closing Date Net Working Capital, the Closing Date Indebtedness and any resulting proposed adjustment to the Purchase

Price, in each case together with reasonable supporting detail with respect to the calculations set forth therein. Such statement, as delivered to Seller, is referred to in this Agreement as the “Adjustment Statement.”

(b) If Seller disagrees with any of Buyer’s calculations of the Closing Date Cash, Closing Date Net Working Capital, Closing Date Indebtedness or any resulting proposed adjustment to the Purchase Price, as set forth on the Adjustment Statement, Seller shall notify Buyer in writing of such disagreement within 60 calendar days after delivery of the Adjustment Statement to Seller (an “Objection Dispute”). Any such notice of an Objection Dispute shall specify in reasonable detail the nature of the Objection Dispute so asserted with respect to each item or amount set forth in the Adjustment Statement and provide reasonable supporting detail with respect to Seller’s calculation of the Objection Dispute. The failure of Seller to deliver written notice of an Objection Dispute to Buyer within 60 calendar days after delivery of the Adjustment Statement to Seller shall be deemed acceptance of the Adjustment Statement and the amounts set forth therein.

(c) Buyer and Seller shall negotiate in good faith to resolve any Objection Dispute and any resolution agreed to in writing by Buyer and Seller shall be final and binding upon the parties. If Buyer and Seller are unable to resolve all Objection Disputes within 30 calendar days of delivery of written notice of such Objection Disputes by Seller to Buyer, then the disputed matters shall be referred for final determination to an independent accounting firm (the “Accounting Arbitrator”). The Accounting Arbitrator shall be Ernst & Young LLP or, if such firm is unable or unwilling to so act, such other internationally recognized firm of independent public accountants that is not the independent auditor of (and does not otherwise serve as a consultant to) either Buyer or Seller (or their respective Affiliates) as shall be agreed upon by Buyer and Seller in writing. Once selected, each of Buyer and Seller shall promptly deliver to the Accounting Arbitrator (with a copy to the other party) a written statement (an “Arbitration Statement”) setting forth their current positions as to the amounts underlying each unresolved Objection Dispute, as of the date of delivery of such Arbitration Statement. The Accounting Arbitrator shall only consider those items and amounts set forth in each party’s Arbitration Statement and must resolve all unresolved Objection Disputes in accordance with the terms and provisions of this Agreement. Buyer and Seller shall instruct the Accounting Arbitrator to deliver a written report setting forth the resolution of any unresolved Objection Disputes determined in accordance with this Section 2.05 within 15 business days following the date of delivery of the Arbitration Statements to the Accounting Arbitrator. In making its determination, the Accounting Arbitrator shall act as an expert and not as an arbitrator. The scope of the Accounting Arbitrator’s determination shall be limited to whether there were mathematical errors in the Adjustment Statement, whether the calculations of the Closing Date Cash, Closing Date Indebtedness, Closing Date Net Working Capital or any resulting proposed adjustment to the Purchase Price set forth therein were performed strictly in accordance with the Statement Principles and the definitions contained herein and therein, and the Accounting Arbitrator is not to make any other determination. The Accounting Arbitrator’s determination with respect to any unresolved Objection Dispute shall be within the range of values assigned by Buyer to such item in the Adjustment Statement and by Seller to such item in the Objection Dispute. Such report of the Accounting Arbitrator shall be final and binding upon the parties to this Agreement. Upon the agreement of Buyer and Seller or the decision of the Accounting Arbitrator, or if Seller fails to deliver written notice of an Objection Dispute to Buyer within the

60-day period provided in Section 2.05(b), the Adjustment Statement, as adjusted if necessary pursuant to the terms of this Agreement, shall be deemed to be the Adjustment Statement for purposes of calculating the Purchase Price Adjustment pursuant to this Section 2.05. Buyer and Seller agree that, except for Seller’s indemnification obligations pursuant to Section 10.02(d) with respect to Indebtedness outstanding and unpaid at Closing that is not included in the Closing Date Amount or the Adjustment Statement pursuant to this Section 2.05, the procedure set forth in this Section 2.05 for resolving disputes with respect to the Adjustment Statement shall be the exclusive method for resolving any disputes with respect to Closing Date Cash, Closing Date Indebtedness, Closing Date Net Working Capital and any resulting proposed adjustment to the Purchase Price set forth in the Adjustment Statement. The Accounting Arbitrator will determine the allocation of the cost of its review and report to each party based on the inverse proportion of (x) the portion of the Accounting Arbitrator’s determination (before such allocation) successfully awarded to such party bears to (y) the total amount of the Accounting Arbitrator’s determination (before such allocation) as originally submitted to the Accounting Arbitrator. For example, should the items in dispute total $1,000 and the Accounting Arbitrator awards $600 in favor of Seller’s position, 60% of the costs of the Accounting Arbitrator’s review would be borne by Buyer and 40% of the costs would be borne by Seller. Seller and Buyer shall pay the fees and expenses of the Accounting Arbitrator as so allocated. Buyer and Seller agree to execute, if requested by the Accounting Arbitrator, a reasonable engagement letter in customary form and shall cooperate with the Accounting Arbitrator and promptly provide documents and information reasonably requested by the Accounting Arbitrator so as to enable it to make its determination as quickly and as accurately as practicable.

(d) (i) If the Closing Date Net Working Capital as finally determined pursuant to Section 2.05(b) or (c) (the “Final Closing Date Net Working Capital”) is greater than the Working Capital Target, then the Purchase Price shall be increased by the amount by which the Final Closing Date Net Working Capital exceeds the Working Capital Target. If the Final Closing Date Net Working Capital is less than the Working Capital Target, then the Purchase Price shall be decreased by the amount by which the Final Closing Date Net Working Capital is less than the Working Capital Target;

(ii) (x) if the Closing Date Cash as finally determined pursuant to Section 2.05(b) or (c) is greater than the Cash Target, the Purchase Price shall be increased by the amount of such excess or (y) if the Closing Date Cash as finally determined pursuant to Section 2.05(b) or (c) is less than the Cash Target, the Purchase Price shall be decreased by the amount of such difference; and

(iii) if the Closing Date Indebtedness as finally determined pursuant to Section 2.05(b) or (c) is greater than zero, the Purchase Price shall be decreased by the amount of such excess.

(e) For purposes of this Agreement, the “Purchase Price Adjustment” shall be an amount (which amount may be a negative number) equal to (i) the Final Purchase Price less (ii) the Closing Date Amount. If the Purchase Price Adjustment is a positive number, then Buyer shall pay or cause to be paid to Seller (or one or more of its Affiliates as Seller may designate) an amount of cash in U.S. dollars equal to the Purchase Price Adjustment, in immediately available funds by wire transfer to one or more bank accounts designated in writing by Seller. If the Purchase Price Adjustment is a negative number, then Seller shall pay or cause to be paid to Buyer (or one or more of its Affiliates as Buyer may designate) an amount of cash in U.S. dollars equal to the absolute value of the Purchase Price Adjustment, in immediately available funds by wire transfer to one or more bank accounts designated in writing by Buyer. Any such payment shall be (A) increased by the interest on such amount, at the rate per annum equal to the “prime rate” as published in the Wall Street Journal on the business day preceding the date of such payment, compounded daily, from the date of delivery of the notice of Objection Dispute to and including the date of payment, based on a 365-day year and (B) made within five business days after the Purchase Price Adjustment is finally determined pursuant to this Section 2.05.

(f) During the period following the Closing Date through the date on which the Adjustment Statement becomes final and binding on the parties pursuant to Section 2.05(b) or (c), Buyer shall provide Seller and its Representatives with reasonable access during normal business hours to all the properties, personnel and records of the Business and the Company relevant to the calculation of the Purchase Price Adjustment (subject to reasonable confidentiality restrictions and to providing such assurances, releases, indemnities or other agreements as accountants may customarily require in such circumstances).

(g) The pendency of an Objection Dispute shall not affect the payment obligation of either Buyer or Seller, as applicable, under Section 2.05(e) to the extent of any undisputed portion of any payment to be made by the parties under this Article II after the Closing. If any portion of the payment is disputed under this Section 2.05, the Final Purchase Price shall be calculated on a preliminary basis using only the undisputed items, and to the extent the Final Purchase Price so calculated is greater than or less than the portion of the Closing Date Amount applicable to such undisputed items, then the applicable payment shall be made on a preliminary basis pursuant to Section 2.05(e) within five business days after the undisputed items have become final. If a preliminary payment is directed to be made pursuant to this Section 2.05(g), then, upon final resolution of the Closing Date Cash, Closing Date Indebtedness, Closing Date Net Working Capital and any resulting proposed adjustment to the Purchase Price set forth in the Adjustment Statement, the payment then required to be made in accordance with Section 2.05(e) shall be made, without duplication, after giving effect to the preliminary payment so paid.

SECTION 2.06. Withholding Taxes. Seller and Buyer are each permitted to withhold amounts from any payment made under this Agreement as required under applicable Law. Any party that determines that applicable Law requires it to withhold any amounts from any payments made under this Agreement shall notify the other party as soon as reasonably practicable after making such determination; provided, however, that the failure to provide such notification shall not preclude the withholding party from making the withholding required by applicable Law. The parties shall reasonably cooperate with each other to reduce the amount of withholding Taxes imposed on any payment made under this Agreement, including by executing and filing any forms or certificates reasonably required to claim an available reduced rate of, or exemption from, withholding Taxes. Notwithstanding the foregoing, to the extent any amounts are withheld from any such payments solely as a result of designation by Buyer before Closing of any of its rights or obligations pursuant to Section 2.02(b), Buyer shall pay (or cause to be paid) such additional amounts as necessary so that after such withholding has been made Seller receives an amount equal to the amount it would have received had no additional withholding in respect of Buyer’s assignment been made. Any amounts so deducted shall be remitted by the withholding party to the appropriate Governmental Entity or Taxing Authority and shall be treated for all purposes of this Agreement as having been paid to the party in respect of which such deduction was made.

SECTION 2.07. Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer (unless delivered previously), the following:

(i) a certificate of good standing of the Company from the Secretary of State of the State of Delaware dated within two business days prior to the Closing Date;

(ii) a certificate in a form reasonably acceptable to Buyer from an officer of the Company, dated as of the Closing Date, attaching true and complete copies of (x) the Company’s certificate of incorporation and all amendments thereto, in effect as of the Closing Date, (y) the Company’s bylaws and all amendments thereto, in effect as of the Closing Date, and (z) resolutions of the board of directors of the Company authorizing this Agreement and the Transactions;

(iii) the officer’s certificate referred to in Section 5.01(c);

(iv) duly executed counterparts of the Ancillary Agreements as contemplated by Section 7.09;

(v) stock certificates representing the Transferred Equity Interests, together with executed stock powers endorsed in blank in form and substance reasonably acceptable to Buyer;

(vi) resignation letters, effective as of the Closing, in a form reasonably acceptable to Buyer, from the directors and officers of the Company and any managers or officers of the Joint Venture appointed by the Company, as requested by Buyer at least five business days prior to the Closing Date;

(vii) evidence reasonably acceptable to Buyer of the termination of any powers of attorney executed and delivered or otherwise issued to Seller or any of its Affiliates by or on behalf of the Company;

(viii) a duly executed certificate of non-foreign status substantially in the form set out in Section 1.1445-2(b)(2) of the Treasury Regulations certifying that the purchase of the Transferred Equity Interests and the Transferred Assets pursuant to the terms of this Agreement is exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act;

(ix) evidence reasonably acceptable to Buyer of the termination of any Affiliate Contracts in accordance with Section 6.06(b); and

(x) two identical IRS Forms 8023 (including attachments), each duly executed by Seller.

SECTION 2.08. Closing Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller or, as designated by Seller, one or more of Seller’s Affiliates (unless previously delivered), the following:

(i) the Closing Date Amount;

(ii) the officer’s certificate referred to in Section 5.02(c);

(iii) duly executed counterparts of the Guaranty Agreement – MSA; and

(iv) duly executed counterparts of the Ancillary Agreements as contemplated by Section 7.09.

ARTICLE III

Representations and Warranties of Seller and the Company

Except as set forth in the Disclosure Schedules (it being agreed that any matter disclosed in a Schedule with respect to any Section shall be deemed to have been disclosed with respect to any other Section to the extent its relevance and applicability to such Section is reasonably apparent from the wording of such disclosure), Seller and the Company jointly represent and warrant to Buyer as follows:

SECTION 3.01. Organization and Good Standing; Capitalization. (a) Each of Seller and the Company

(i) is a legal entity duly organized, validly existing and in good standing under the Laws of Seller’s or the Company’s respective jurisdiction of incorporation or formation;

(ii) has all requisite corporate power and authority to own, lease or operate, as applicable, Seller’s or the Company’s respective properties relating to the Business and to carry on the Business as now being operated and conducted; and

(iii) is qualified or otherwise authorized to act as a foreign corporation, and is in good standing (where such concept is recognized in the relevant jurisdiction) under the Laws of every other jurisdiction in which Seller’s or the Company’s respective ownership of property relating to the Business or conduct of the Business makes such qualification or authorization necessary under applicable Law, except in each case where any such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 3.01(b) sets forth the authorized capitalization of the Company, the number of shares of each class of capital stock of or other equity interests in the Company that are issued and outstanding and the record ownership of such shares or other equity interests. There are no outstanding warrants, options, subscriptions, convertible or exchangeable securities or other Contracts pursuant to which the Company is obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of or other equity interests in the Company, and no equity securities of or other equity interests in the Company are reserved for issuance for any purpose. The Company does not have any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other similar Contracts, including any rights of first refusal or preemptive rights, in effect with respect to the voting or transfer of any of the capital stock or other equity interests in the Company.

(c) The Company does not own, directly or indirectly, any equity securities of or other equity interests in any Person.

(d) The Company does not own, directly or indirectly, any debt securities of any Person.

(e) True and complete copies of the certificate of incorporation and by-laws of the Company have been made available to Buyer. Schedule 3.01(e) sets forth a list of (i) the jurisdictions in which the Company is qualified to do business or act as a foreign corporation and (ii) the jurisdictions in which the Company has registered a fictitious name or “doing business as” or similar registration and the related name.

SECTION 3.02. Authority. Each of Seller and the Company has full power and authority to execute and deliver this Agreement and to carry out, or cause to be carried out, the transactions contemplated hereby. Each of Seller and the Company has, or will have at the Closing, full power and authority to execute and deliver each Transaction Document (other than this Agreement) to which it is or will be a party and to carry out, or cause to be carried out, the transactions contemplated by each of the Transaction Documents (other than this Agreement) to which it is or will be a party. This Agreement has been duly authorized by all necessary action on the part of each of Seller and the Company and has been duly executed and delivered by each of Seller and the Company and constitutes the valid and legally binding obligation of each of Seller and the Company, enforceable against each of Seller and the Company in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies. Each of the Transaction Documents (other than this Agreement) has been duly authorized by all necessary action on the part of Seller and the Company, as applicable, and has been, or will be at the Closing, duly executed and delivered by Seller and the Company, as applicable, and constitutes or will constitute a valid and legally binding obligation of Seller and the Company, as applicable, enforceable against each of Seller and the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (ii) the availability of injunctive relief and other equitable remedies.

SECTION 3.03. Title to Transferred Equity Interests and Transferred Assets. (a) Seller is the record and beneficial owner of all the Transferred Equity Interests. Seller has good and valid title to the Transferred Equity Interests and the certificates representing the Transferred Equity Interests, free and clear of all Liens. The Transferred Equity Interests are duly authorized, validly issued, fully paid and nonassessable.

(b) Seller (or one of its Affiliates (other than the Company)) has good and valid title to, or a valid leasehold or license interest in or a valid right to use, as the case may be, all of the tangible Transferred Assets and has the right to transfer or assign (or cause to be transferred or assigned), in accordance with the terms of this Agreement, such title to the owned tangible Transferred Assets and such rights to the leased tangible Transferred Assets, in each case, free and clear of any Liens other than Permitted Liens.

(c) The Company has good and valid title, or a valid leasehold or license interest in or a valid right to use, as the case may be, all of the material tangible assets owned or used primarily by or held primarily for use by the Company, free and clear of any Liens other than Permitted Liens.

SECTION 3.04. Consents and Approvals; Absence of Violation or Conflicts. Neither the execution and delivery of this Agreement or any of the other Transaction Documents by Seller or the Company, nor the consummation of the Transactions by Seller or the Company nor compliance with the provisions hereof or thereof will (a) conflict with or result in any breach of any provisions of the respective certificates of incorporation or by-laws of Seller or the Company; (b) require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except (i) in connection with the Antitrust Filings; (ii) any consent, approval, authorization or Permit required to be obtained by Buyer or filing or notification required to be made by Buyer in order to take title to the Transferred Equity Interests or the Transferred Assets or otherwise operate the Transferred Assets or the Business, which consent, approval, authorization or Permit is customary in transactions of the type contemplated hereby; (iii) any consent, approval, authorization or Permit required to be obtained solely by reason of Buyer’s (as opposed to any third party’s) participation in the Transactions; (iv) the ITAR Notice and NISPOM Notice requirements set forth in Section 6.03(d); (v) any consent, approval or authorization of, or notification to, a Governmental Entity required pursuant to the terms of a Government Contract, and (vi) where the failure to obtain any such consent, approval, authorization or Permit, or to make such filing or notification, would not reasonably be expected to be material to the Business or reasonably be expected to have an adverse effect in any material respect on the ability of Seller to consummate the Transaction; (c) assuming receipt of the Antitrust Approvals, violate any Law or Judgment applicable to Seller or the Company, except for any such violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or (d) result in a material violation of or material default (or an event that, with or without notice or lapse of time or both, would become a material default) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, any Material Contract, Real Property Lease, Material Government Contract or material Transferred Asset, or result in the creation of any Liens (other than Permitted Liens) upon any material properties or assets of the Company or any material Transferred Assets.

SECTION 3.05. Sufficiency of Assets. At the Closing, except for services to be provided pursuant to the Transition Services Agreement and assuming that all consents set forth on Schedule 3.04 have been obtained, the Company (and, solely with respect to the Transferred Assets, Buyer) will own or have the valid right to use all of the properties, assets, services and rights that are sufficient to conduct, in all material respects, the Business immediately following the Closing as it is conducted as of the date hereof and as it is anticipated as of the date hereof to be conducted immediately prior to the Closing.

SECTION 3.06. Real Property. (a) The Company does not own any real property. Schedule 3.06 sets forth a true and complete list, as of the date hereof, of all real property leased by the Company as lessee, or leased by an Affiliate of the Company as lessee, that is primarily used or held for use in the operation or conduct of the Business (the “Leased Real Property”). The leasehold estates in all Leased Real Property are free and clear of all Liens other than Permitted Liens. True and complete copies of each Lease (including all amendments and modifications) under which the Leased Real Property is held (each, a “Real Property Lease”) have been made available to Buyer. Each Real Property Lease is valid, binding and in full force and effect with respect to the Company or its relevant Affiliate, and, to the knowledge of Seller, each other party thereto, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (y) the availability of injunctive relief and other equitable remedies. There is no monetary default or material non-monetary default under any Real Property Lease by the Company or its relevant Affiliate or, to the knowledge of Seller, by any other party thereto. None of Seller or any of its Subsidiaries (including the Company or any Affiliate that is the lessee under a Real Property Lease) has received written notice that (i) the Company, or its relevant Affiliate, is in default under any Real Property Lease and such default has not been cured or (ii) a party to a Real Property Lease (other than the Company or its relevant Affiliate) intends to terminate such Real Property Lease. No employees of Seller or any Affiliate of Seller who are not Employees of the Business physically work at any of the Leased Real Property or otherwise identify any Leased Real Property as such employees’ regular place of employment.

(b) Except to the extent that under the applicable Real Property Lease, the Company or Seller, as applicable, does not have the obligation for the repair and maintenance of improvements, equipment, machinery and equipment located within the demised premises constituting the Leased Real Property and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all improvements, equipment, machinery and fixtures located within the demised premises constituting the Leased Real Property are in good operating condition and repair, have been maintained in accordance with commercially reasonable standards and are adequate and suitable in all material respects for the present and continued use and operation thereof as used or operated as of the date of this Agreement and as of the Closing Date, ordinary wear and tear excepted. To Seller’s knowledge, there are no pending or threatened condemnation or eminent domain proceedings, and none of Seller or any of its Subsidiaries (including the Company and any other lessee under a Real Property Lease) have received any written notice of any such condemnation or eminent domain proceedings, affecting the Leased Real Property which, if adversely decided, would materially interfere with such Leased Real Property’s present use in the Business. None of Seller or any of its Subsidiaries (including the Company or any other Subsidiary that is a lessee under a Real Property Lease) has subleased, licensed or otherwise granted any third party the right to use or occupy any material portion of the Leased Real Property.

(c) To the knowledge of Seller, none of Seller or any of its Subsidiaries (including the Company and any other lessee under a Real Property Lease) have received any written notice of any outstanding work orders, deficiency notices or other similar written notices of noncompliance issued by any Governmental Entity with respect to the Leased Real Property that require or recommend material work or repairs in connection with the Leased Real Property. To the knowledge of Seller, each Real Property Lease gives the Company or Seller sufficient rights of access for the conduct of the Business thereon as conducted as of the date hereof.

SECTION 3.07. Financial Statements; Undisclosed Liabilities. (a) Schedule 3.07(a) sets forth (i) the audited statements of operations, changes in equity and cash flows of the Company for the year ended December 31, 2013 (together with the notes thereto, the “2013 Financial Statements”); (ii) the audited balance sheet of the Company as of December 31, 2014 and the related audited statements of operations, changes in equity and cash flows for the year then ended (together with the notes thereto, the “2014 Financial Statements”); (iii) the audited balance sheet of the Company as of December 31, 2015 and the related audited statements of operations, changes in equity and cash flows for the year then ended (together with the notes thereto, the “2015 Financial Statements”); and (iv) the unaudited balance sheet of the Company as of March 31, 2016 and the related unaudited statements of operations and cash flows for the three-month period then ended (the “2016 Interim Financial Statements”, and, together with the 2013 Financial Statements, the 2014 Financial Statements and the 2015 Financial Statements, collectively, the “Financial Statements”).

(b) The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis during the periods covered thereby (except as may be indicated in the notes thereto and subject, in the case of the 2016 Interim Financial Statements, to normal audit adjustments that would be made in connection with an audit). The Financial Statements present fairly in all material respects the financial condition and results of operations of the Company and the Business as of the dates thereof and for the periods covered thereby. The Financial Statements have been prepared on the basis of information derived from the books and records of the Company, which are maintained in the ordinary course of business. The Company has established and maintains systems of internal accounting controls that are designed to provide reasonable assurances that all transactions are recorded as necessary to permit the preparation of proper and accurate financial statements in accordance with GAAP. Since January 1, 2014, neither Seller nor the Company nor, to the knowledge of Seller, any auditor, accountant or representative of the foregoing has received any unresolved material written complaint, allegation or assertion of a problem or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company’s accounting controls. To the knowledge of Seller, there are no material weaknesses or significant deficiencies in the design or operations of the internal controls utilized by the Company.

(c) The Company has no liabilities of a type that would be required to be reflected on a balance sheet of the Company prepared in accordance with GAAP, other than liabilities (i) reflected or reserved against on the balance sheet included in the 2016 Interim Financial Statements (including the notes thereto), (ii) incurred after the date of the balance sheet included in the 2016 Interim Financial Statements in the ordinary course of business consistent with past practice (but excluding Liabilities arising out of a breach of, or default under, any Contract, breach of warranty, tort or infringement claim or lawsuit), (iii) contemplated by or incurred in connection with this Agreement, the other Transaction Documents or the Transactions, (iv) that are Excluded Liabilities and (v) that would not, individually or in the aggregate, be material to the Business.

(d) The Company is not a party to any material “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the United States Securities and Exchange Commission).

SECTION 3.08. Absence of Certain Changes. Except as contemplated by this Agreement and the other Transaction Documents, (a) since December 31, 2015 to the date of this Agreement (i) the Business has been conducted in all material respects in the ordinary course of business and (ii) the Company has not taken any of the actions set forth in subclauses (i), (ii), (vii), (viii), (x) and (xi)-(xiv) of Section 6.01(b) if such section had been in effect since December 31, 2015; and (b) since December 31, 2015, there have not been any changes, effects, events, circumstances, developments, matters, state of facts or occurrences that have resulted or would reasonably be expected to result in a Material Adverse Effect (with or without notice or lapse of time or both).

SECTION 3.09. Compliance with Laws; Permits. (a) Neither the Company nor Seller (solely with respect to the Transferred Assets) is or has been since January 1, 2014 in violation in any material respect of any Law that is applicable to it or the conduct or operation of the Business or use of the Leased Real Property.

(b) Schedule 3.09(b) sets forth a true and complete list as of the date hereof of all material Permits required to be held by Seller or any of its Affiliates (including the Company) for use in the operation and conduct of the Business as currently conducted or for the ownership and use of the Transferred Assets. All such Permits are valid and in full force and effect in all material respects. Seller or the Company, as applicable, validly holds and has complied with the terms and conditions of each such Permit in all material respects. Since January 1, 2014, neither Seller nor any Affiliate of Seller has received written notice of any Action related to the revocation, withdrawal, modification or termination of any such Permit.

(c) This Section 3.09 does not relate to Government Contracts, which are the subject of Section 3.11, labor and employee matters and employee benefit matters, which are the subjects of Sections 3.15 and 3.16, respectively or environmental matters, which are the subject of Section 3.17.

SECTION 3.10. Litigation. There is no Action pending or, to the knowledge of Seller, threatened against the Company or Seller or any of Seller’s Subsidiaries involving or relating to the Business, the Company or any Transferred Asset that (a) seeks to challenge the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of, or seek other equitable relief with respect to, the transactions contemplated by this Agreement, (b) if adversely determined, would reasonably be expected to result in Liability to the Company in excess of $1,000,000 individually or, in combination with any other such Action, in excess of $2,000,000 in the aggregate, or (c) alleges or alleged any violation of any applicable anticorruption Law, including the FCPA and the UK Bribery Act of 2010. There is no outstanding Judgment against the Company (with ongoing obligations of, or restrictions on, the Company) or that is material to the Business to which any of the properties of the Company is subject or against Seller or its Affiliates with respect to the Transferred Assets or to which any of the Transferred Assets are subject. This Section 3.10 does not relate to Government Contracts, which are the subject of Section 3.11, Intellectual Property, which is the subject of Sections 3.05,

3.14 and 7.12, labor and employee matters and employee benefit matters, which are the subjects of Sections 3.15 and 3.16, respectively or environmental matters, which are the subject of Section 3.17.

SECTION 3.11. Government Contracts and Bids. (a) Schedule 3.11(a) sets forth a true and complete list as of the date hereof of all of the Current Government Contracts that involve future aggregate payments to the Company that are reasonably expected to be in excess of $1,000,000 per annum (each, a “Material Government Contract”). To the knowledge of Seller, each Material Government Contract was legally awarded to the Company. Each Material Government Contract is valid, binding and in full force and effect and enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (y) the availability of injunctive relief and other equitable remedies.

(b) (i) Since August 1, 2013, the Company has not been in material breach of or material default under any Government Contract, and, to the knowledge of Seller, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a material breach or material default by the Company; (ii) the Company is in compliance in all material respects with all applicable Laws, including the Federal Acquisition Regulation (“FAR”); Cost Accounting Standards; Service Contract Act of 1963, as amended (including requirements for paying applicable Service Contract Act wage rate and fringe benefit rates); the Truth in Negotiations Act; and the Anti-Kickback Act, where and as applicable to each Open Government Contract or Government Bid and (iii) each representation and certification made by the Company in connection with an Open Government Contract or Government Bid was current, accurate and complete in all material respects as of its effective date. For purposes of this Section 3.11(b), the term “Open Government Contract” means a Government Contract that is open (i.e., for which final payment has not been received or which remains open to audit as of the date of the Closing) and would have been a Current Government Contract but for the fact that the period of performance has expired or been terminated.

(c) As of the date hereof, there are no outstanding or pending claims, requests for equitable adjustment or contract disputes in excess of $250,000 arising under or relating to a Current Government Contract or Government Bid and no Current Government Contract or Government Bid is currently the subject of any bid protest before any Governmental Entity.

(d) Since August 1, 2013, (i) neither the Company nor any Principals (as defined in FAR 52.209-5) have been debarred, suspended or excluded from participation in, or the award of, Government Contracts or doing business with any Governmental Entity, no suspension, debarment, or exclusion action has been commenced or, to the knowledge of Seller, threatened against the Company or any of its Principals, and there exist no circumstances that would require the Company to answer any of the questions in FAR 52.209-5(a)(1) (Oct. 2015) in the affirmative; (ii) no Governmental Entity under a Government Contract has notified the Company in writing or, to the knowledge of Seller, through any other communication of any breach or violation of any applicable Law or of any certification, representation, clause, provision or requirement of any such Government Contract that in each case remains unresolved; (iii) the Company has not received any written notice or, to the knowledge of Seller, any other communication of any termination for default, cure notice or show cause notice pertaining to any Government Contract that in each case remains unresolved; (iv) the Company has not received any written notice or, to the knowledge of Seller, any other communication of an significant weakness or deficiency with respect to the cost accounting system of the Company that in each case remains unresolved; (v) the Company has not received any written notice or, to the knowledge of Seller, any other communication of any audits or investigations by any Governmental Entity with respect to a Government Contract or Government Bid that in each case remains unresolved (other than in the ordinary course of business, including routine audits by the DCAA and United States Office of Federal Contract Compliance Programs); (vi) the Company has not received written notice from any Governmental Entity or other counterparty to a Material Government Contract that the counterparty to such Material Government Contract (A) has ceased or will cease to be a customer to the Business, (B) intends to terminate or materially modify (including by materially decreasing the rate or amount of services obtained from or provided to the Business) any Material Government Contract, (C) intends to change the type of contracting vehicle for the services provided pursuant to such Material Government Contract in a manner that may preclude the Business from continuing to provide such services or (D) seeks to convert any Material Government Contract that establishes an exclusive or single-source purchasing arrangement or relationship between such counterparty and the Business into a non-exclusive or multi-source arrangement or relationship; and (vii) the Company has not made any voluntary or mandatory disclosures to any Governmental Entity with respect to any material irregularity, misstatement, significant overpayment or violation of applicable Law arising under or relating to any Government Contract or Government Bid, nor, to the knowledge of Seller, has any violation occurred for which the Company is required under applicable Law to make any such disclosure to a Governmental Entity.

(e) Since August 1, 2013, (i) the Company has not sold a product or service to any basis of award customer or any other triggering customer at a price that would reasonably be expected to result in a material violation of the price reductions clause under any federal supply schedule contract, except as in accordance with the terms of such Government Contract; and (ii) the Company has in all material respects accurately reported sales and paid all industrial funding fee payments required under any federal supply schedule contract.

(f) Since January 1, 2010, (i) the Company has complied in all material respects with all applicable Cost Accounting Standards and Cost Principles; (ii) the cost accounting systems and business systems (as defined in Defense Federal Acquisition Regulation Supplement (“DFARS”) 242.7001 & 252.242-7005) used by the Company and the associated entries reflected in the financial and business records of the Company with respect to Government Contracts and Government Bids are (and have been) in compliance in all material respects with applicable Law; (iii) the Company business systems have been approved, where applicable, by the Defense Contract Management Agency as adequate for accumulating and billing costs under and otherwise for complying with Government Contracts, to the extent evaluated; and (iv) to the knowledge of Seller, such cost accounting systems are adequate to meet the standards promulgated by the Cost Accounting Standards Board required for complying with the applicable terms and conditions of the Government Contracts and applicable Law.

(g) No material patent of the Company was conceived or first actually reduced to practice in performance of a Government Contract. Since August 1, 2013, the Company has complied in all material respects with all applicable data rights marking requirements under FAR Parts 27 and 52 and/or DFARS Parts 227 and 252.

(h) Seller has made available to Buyer in the Data Room each active OCI mitigation plan submitted by the Company to a Governmental Entity under any Current Government Contract. The Company is in material compliance with each such OCI mitigation plan.

(i) Schedule 3.11(i) sets forth, for each Material Government Contract having backlog as of December 31, 2015, the dollar amounts of Funded Backlog and Unfunded Backlog of the Company thereunder as of such date (calculated by the Company consistent with past practice) and the name of the customer. All of the Material Government Contracts (i) were entered into in the ordinary course of business and (ii) management of the Company believes in good faith that such Material Government Contracts are capable of performance in accordance with the terms and conditions of such Material Government Contract by the Company without a total Contract loss (without consideration of general and administrative expenses).

(j) The Company is not a party to any Contract with any Governmental Entity other than U.S. Government Agencies.

SECTION 3.12. Security Clearances. Schedule 3.12 sets forth all facility security clearances held by the Company that the Company is permitted by Law to disclose. The Company is in compliance in all material respects with applicable national security requirements, including the NISPOM and all applicable requirements under each Government Contract to which the Company is a party relating to the safeguarding of and access to classified information. To the knowledge of Seller, no facts exist which are reasonably expected to give rise to the revocation, invalidation or suspension of any facility security clearance held by the Company, or any personnel security clearance held by any Employee of the Business or employee of the Company. Since August 1, 2013, the Company has not received a rating less than “Satisfactory” from any DSS inspection or audit, and to the knowledge of Seller, there has been no unauthorized disclosure of classified information by Employees of the Business or employees of the Company.

SECTION 3.13. Material Contracts. (a) Schedule 3.13(a) sets forth a true and complete list, as of the date hereof, of all of the following Contracts (other than Real Property Leases and Government Contracts) to which the Company or Seller (solely with respect to the Business) is a party or by which any of the Business’s properties is bound (each, a “Material Contract”):

(i) Contracts evidencing Indebtedness in excess of $250,000 or providing for a Lien on any of the material assets of the Company or any Transferred Assets, in each case other than Permitted Liens, or the Transferred Equity Interests;

(ii) Contracts relating to loans or advances to, or guarantees for the benefit of, or investments in, any Persons, except for advances to Employees of the Business for business travel and business expenses incurred in the ordinary course of business in amounts which do not exceed the limits for such amounts set forth in the Company’s policies and procedures;

(iii) Contracts evidencing any obligation of the Company or Seller with respect to the issuance, sale, repurchase or redemption of any equity interests of the Company;

(iv) Contracts relating to the acquisition or disposition of any capital stock or other equity interests, any business or product line or material assets of any Person, in any such case, for aggregate consideration in excess of $1,000,000 pursuant to which the Company or Seller (solely with respect to the Business) has any material Liabilities or obligations as of the date of this Agreement;

(v) Contracts that relate to the formation, creation, governance or control of the Company or any partnership, joint venture or other similar arrangement to which the Company or Seller (solely with respect to the Business) is party;

(vi) Leases of personal property under which the Company or Seller (solely with respect to the Business) is the lessee and is obligated to make payments of more than $1,000,000 per annum;

(vii) Contracts limiting or purporting to limit the freedom of the Company or the Business to engage in any line of business, acquire any entity or compete with any Person in any market or geographical area or during any period of time;

(viii) Contracts containing exclusivity obligations or exclusivity restrictions binding on the Company or the Business (excluding the Company IPR Agreements and exclusive licenses), including (A) “most favored nation” pricing terms, (B) granting of any right or first offer or right of first refusal or (C) covenants by the Company not to solicit any employees of another Person;

(ix) Contracts relating to the settlement of any Actions or Judgments involving the Company or the Business and pursuant to which the (A) Company or Business has material performance obligations outstanding, (B) conditions precedent to the settlement thereof have not been satisfied or (C) operation of the Business is reasonably expected to be materially limited thereby;

(x) Company IPR Agreements;

(xi) Collective Bargaining Agreements;

(xii) Contracts with any employee or other individual service provider or consultant pursuant to which the Company or Seller (solely with respect to the Business) provide annual compensation in excess of $150,000, other than any “at will” Contract that may be terminated by Buyer or the Company upon 30 calendar days’ or less advance notice (or such period required by applicable Law);

(xiii) any Contract not otherwise listed above which would reasonably be expected to require payments (x) from the Company to a third party in excess of

$2,000,000 per annum or (y) from a third party to the Company in excess of $2,000,000 per annum, in each case, which is not terminable by Buyer or the Company on notice of 90 calendar days or less without a premium or penalty (other than any Business Employee Benefit Plan); and

(xiv) any outstanding written or otherwise binding commitment to enter into any Contract of the type described in the immediately preceding subsections (i)-(xiii).

(b) True and complete copies of each Material Contract (including all amendments and modifications thereto) have been made available to Buyer. Each Material Contract is valid, binding and in full force and effect and enforceable against the Company or Seller, as applicable, and, to the knowledge of Seller, each other party thereto, in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (ii) the availability of injunctive relief and other equitable remedies. There are no outstanding or pending claims, requests for equitable adjustment or contract disputes in excess of $250,000 arising under or relating to a Material Contract. There is no material default or material breach (nor an event or circumstance that, with or without notice or lapse of time or both, would be a material default or material breach) under any Material Contract by the Company or Seller, as applicable, or, to the knowledge of Seller, by any other party thereto. None of Seller or any of its Subsidiaries (including the Company) has received written notice that (i) the Company or Seller, as applicable, is in material default or material breach (or that there exists an event or circumstance that, with or without notice or lapse of time or both, would be a material default or material breach) under any Material Contract and such default has not been cured or (ii) a party to a Material Contract (other than the Company or Seller, as applicable) intends to terminate such Material Contract. To the knowledge of Seller, none of Seller or any of its Subsidiaries (including the Company) has received written notice that a party to a Material Contract (other than the Company or Seller, as applicable) intends to materially and adversely modify (including by materially decreasing the rate or amount of services obtained from the Company) its relationship with the Company. This Section 3.13 does not relate to Government Contracts, which are the subject of Section 3.11.

(c) There are no Contracts with third parties to which both (i) the Company or the Joint Venture and (ii) Seller or an Affiliate of Seller (other than the Company and the Joint Venture) are a party and under which the Company or the Business and at least one other business unit of Seller or an Affiliate of Seller (other than the Company and the Joint Venture) purchase or sell goods or services on a joint basis, other than such Contracts that are not material to the Business.

SECTION 3.14. Intellectual Property. (a) Schedule 3.14(a) sets forth a true and complete list, as of the date hereof, of all Intellectual Property owned or exclusively licensed by the Company that is an active issued patent, patent application, trademark registration or application, copyright registration or application or domain name, in each case excluding the Seller Marks (collectively, the “Registered Intellectual Property”). To the knowledge of Seller, each item of Registered Intellectual Property is valid and enforceable, and all material filings and fees required to-date related to each item of Registered Intellectual Property have been timely filed and paid to the relevant Governmental Entities. To the knowledge of Seller, no opposition, cancellation, reexamination, invalidation or other Action is pending challenging the extent, validity, enforceability or the Company’s ownership of any Registered Intellectual Property, nor is there a reasonable basis for any such challenge. Schedule 3.14(a) also sets forth a list of all (i) material Software owned or licensed (excluding Commercial Software) by the Company (the “Company Software”) and (ii) material unregistered trademarks, service marks and trade names owned by the Company.

(b) The Company exclusively owns or otherwise has a right to use (for the avoidance of doubt, including pursuant to the Transition Services Agreement and Section 7.12) all Business Intellectual Property and all Registered Intellectual Property (other than the Seller Marks and Intellectual Property comprising or reflected in Commercial Software) free and clear of all Liens except Permitted Liens. Other than with respect to the Business Intellectual Property (i) subject to the Transition Services Agreement, (ii) subject to Section 7.12 and (iii) with respect to the Transferred Assets, neither Seller nor any other Affiliate of the Company holds any right, title or interest in or to any Business Intellectual Property.

(c) The operation of the Business as currently conducted, as previously conducted since January 1, 2014 and as planned to be conducted based on business plans existing as of the date hereof, to the extent that such business plans exist in writing, does not, has not and will not infringe or misappropriate, and has not infringed or misappropriated, any Intellectual Property of third parties in any material respect. To the knowledge of Seller, no third party is infringing or misappropriating any Intellectual Property owned or exclusively licensed by the Company in any material respect. There are no material claims or Actions alleging infringement or misappropriation of the Intellectual Property of any Person pending or, to the knowledge of Seller, threatened, in each case, against Seller or any of its Subsidiaries involving the Business or the Company. No Business Intellectual Property owned or exclusively licensed by the Company is subject to any outstanding material consent, settlement or Judgment restricting the use or ownership thereof.

(d) Schedule 3.14(d) sets forth a true and complete list of all written Contracts under which (i) the Company acquires, uses or has the right to use any material Intellectual Property owned by a third party (other than Commercial Software); (ii) the Company has assigned or granted a license or sublicense to a third party to use any of the Company’s material Intellectual Property, other than non-exclusive licenses granted to any U.S. Governmental Entity in the ordinary course; and (iii) the Company, since January 1, 2014, has developed or is required to develop and deliver exclusive rights in any material Intellectual Property (whether alone or with a third party) (the Contracts referenced in clauses (i) through (iii) collectively, “Company IPR Agreements”).

(e) To the knowledge of Seller, the material information technology systems used in the Business, including all computer hardware, software, firmware, process automation and telecommunications systems (“IT Systems”), perform reliably and are in material conformance with the applicable specifications and documentation for such systems. Since January 1, 2014, there have been no failures, breakdowns, data security breaches or other incidents materially adversely affecting any such IT Systems or any Software, data, information or materials contained therein, other than temporary problems arising in the ordinary course of business that did not materially disrupt the operations of the Company. The Company maintains commercially reasonable security, disaster recovery and business continuity plans and procedures and has taken commercially reasonable measures to protect the security and integrity of the IT Systems and the Software and data stored or contained therein or transmitted thereby.

(f) The Company has taken commercially reasonable precautions in accordance with the prevailing standards in the Company’s industry to maintain and protect the confidentiality (where applicable) of Business Intellectual Property owned or exclusively licensed by the Company and Registered Intellectual Property. All former and current employees, agents, consultants and independent contractors of the Company or the Business who have contributed to the creation or development of any material Intellectual Property for or on behalf of the Company or the Business have executed Contracts pursuant to which such Person (i) agrees to maintain the confidentiality of, and not use or disclose, the confidential information of the Company and (ii) assigns to the Company or the Seller all Intellectual Property created or developed by such Person in the course of such Person’s employment or other Contract with the Company or the Seller. To the knowledge of Seller, no former or current employees, agents, consultants or independent contractors of the Company have breached or violated any of the Contracts referenced in the immediately preceding sentence in any material respect.

(g) No source code for any Software included in the Business Intellectual Property owned or exclusively licensed by the Company has been delivered, licensed or otherwise made available to any escrow agent or other Person who is not an employee of the Company or a consultant of the Company who has entered into a written Contract to protect the confidential information of the Company, and the Company does not have any duty or obligation (whether present or contingent) to deliver, license or make available such source code for any Company Software to any escrow agent or other Person.

(h) To the knowledge of Seller, since January 1, 2014, no open source, public source, freeware or other similar Software has been or is being used, incorporated into or distributed with any products or services developed, modified, manufactured, distributed or sold by or on behalf of the Company or the Business. No Software included in the Business Intellectual Property owned or exclusively licensed by the Company contains any open source, public source, freeware or other similar Software that requires the disclosure, licensing or distribution of any source code or otherwise imposes any material limitation, condition or restriction on the right of the Company or the Business to use, license, sell, distribute or otherwise exploit, any such Software or charge for the same.

SECTION 3.15. Labor and Employee Matters. (a) Schedule 3.15(a)(i) sets forth a true and complete list, as of the date hereof, of each Collective Bargaining Agreement and true and complete copies of all such Collective Bargaining Agreements have been made available to Buyer as of the date of this Agreement. No other union or labor organization is currently certified or recognized to represent Employees of the Business, no demand for recognition has been made by any union or labor organization with respect to the Company since January 1, 2014, and there are no pending or, to the knowledge of Seller, threatened labor organizing activities, strikes, work stoppages, requests for representation, pickets or walkouts against the Company or with respect to any Employees of the Business. There is no material unfair labor practice, charge or complaint pending, unresolved or threatened before any court, arbitrator or other Governmental Entity against the Company or with respect to any Employees of the Business.

(b) The Company is in compliance in all material respects with the terms of the Collective Bargaining Agreements, rules and regulations governing the conduct of federal contractors with respect to employees and all applicable Laws pertaining to employment, employment practices and the employment of labor, including all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction, consultation or information, wages, hours, overtime, immigration, unemployment insurance, affirmative action, occupational safety and health, workers’ compensation and the payment and withholding of social security and other Taxes, and there are no Actions pending or, to the knowledge of Seller, threatened against the Company, Seller, any of Seller’s Affiliates, or any employees or former employees of any such Person relating to any of the foregoing that, if adversely determined, would reasonably be expected to result in a Liability to the Company in excess of $500,000.

(c) To the extent permitted by applicable Law, Schedule 3.15(c)(i) sets forth a true and complete list, as of the date hereof, of each Employee of the Business who is not an employee of the Company and Schedule 3.15(c)(ii) sets forth a true and complete list, as of the date hereof, of each employee of the Company who as of the date of this Agreement does not spend at least 50% of his work time in the operation of the Business, which list sets forth the name, identification number, title, current annual salary rates or current hourly wages (as applicable), bonus opportunity, hire date, principal work location and a description of the principal duties performed by such employee.

(d) Each of the Employees of the Business and consultants to the Company have all work permits, immigration permits, visas or other authorizations, each as required by applicable Law for such employee or consultant given the duties, location and nature of such employee’s employment or engagement, except where the continuing failure to have all such work permits, immigration permits, visas or other authorizations would not result in a material Liability to the Company.

SECTION 3.16. Employee Plans. (a) Schedule 3.16(a)(i) sets forth a true and complete list, as of the date hereof, of each material Business Employee Benefit Plan (the “Listed Plans”). Schedule 3.16(a)(ii) sets forth a true and complete list, as of the date hereof, of each material Assumed Benefit Plan and separately identifies each material Non-U.S. Assumed Benefit Plan.

(b) True and complete copies of each Listed Plan (including all amendments and modifications thereof), or a written description of such Listed Plan if such Listed Plan is not set forth in a written document, have been made available to Buyer as of the date hereof; provided that, in the case of any Listed Plan that is in a Contract to which an Employee of the Business is a party, Seller may instead make available a form or sample of such Contract accompanied by a listing of the Employees of the Business, to the extent permitted under applicable Law, who are parties to a Contract substantially similar to such form or sample Contract. In addition, with respect to each Assumed Benefit Plan, Seller has made available to Buyer, if applicable, (i) true and complete copies of each Assumed Benefit Plan (including all amendments and modifications thereof), or a written description of such Assumed Benefit Plan if such Assumed Benefit Plan is not set forth in a written document, in each case to the extent not already made available to Buyer pursuant to the preceding sentence; (ii) any related trust, insurance Contract or funding instrument; (iii) the most recent summary plan description together with the summary or summaries of all material modifications thereto; (iv) the most recent Internal Revenue Service (“IRS”) determination or opinion letter; (v) the most recent actuarial valuation report or audited financial statement; (vi) the most recently filed annual return or report; and (vii) all material correspondence to or from the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity sent or received by Seller or any of its Affiliates since January 1, 2013 with respect to such Assumed Benefit Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Company, (i) each Business Employee Benefit Plan (and each related trust, insurance Contract or funding instrument) has been maintained, contributed to, funded, operated and administered in accordance with the terms of such Business Employee Benefit Plan and in accordance with applicable Law; (ii) no Action (other than any routine claim for benefits) is pending or, to the knowledge of Seller, threatened against, the Company, Seller, any of Seller’s Affiliates, any Business Employee Benefit Plan or any employees or former employees of any such Person, in each case, relating to any Business Employee Benefit Plan; and (iii) no Business Employee Benefit Plan is under audit or investigation by any Governmental Entity.

(d) Each Business Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or is entitled to rely on an opinion letter, from the IRS that such plan is so qualified, and, to the knowledge of Seller, no condition exists that would reasonably be expected to jeopardize the Tax-qualification of any such plan.

(e) No Assumed Benefit Plan is or has since January 1, 2010 been subject to the minimum funding requirements of Section 412 of the Code, Title IV or ERISA. The Company has never maintained, established, participated in, contributed to, been obligated to contribute to or otherwise incurred any obligation or Liability under, any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”). No Assumed Benefit Plan is a “multiple employer plan” (as defined in Section 413 of the Code), a plan sponsored by a human resources or benefits outsourcing entity, professional employer organization or similar vendor or provider, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

(f) There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that could be a Liability of Buyer or any of its Affiliates following the Closing in respect of any employee benefit plan maintained or contributed to by Seller or any of its Affiliates.

(g) None of the Assumed Benefit Plans provides retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law or at the expense of the participant or the participant’s beneficiary.

(h) With respect to each Assumed Benefit Plan, to the extent relating to the Employees of the Business, all material contributions, premiums or payments required to be made or paid have been made or paid on or before their due dates (including permissible extensions).

(i) Each Business Employee Benefit Plan, to the extent relating to the Employees of the Business, that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. The Company does not have any obligation to gross-up, indemnify or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j) Except as would not result in a material Liability to the Company, each Assumed Benefit Plan that is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company or the Business who reside or work outside of the United States (each, a “Non-U.S. Assumed Benefit Plan”) has, to the extent intended or required to be qualified, approved or registered by or with a Governmental Entity, been so qualified, approved or registered by or with such Governmental Entity and, to the knowledge of Seller, no condition exists that would reasonably be expected to jeopardize such qualification, approval or registration, as applicable. To the extent required to be funded and/or book reserved, each Non-U.S. Assumed Benefit Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and does not have material unfunded Liabilities or Liabilities that could reasonably be or expected to be imposed upon the assets of the Company or Buyer or any of the Company’s or Buyer’s Affiliates by reason of such Non-U.S. Assumed Benefit Plan.

(k) Except as disclosed on Schedule 3.16(k), neither the execution and delivery of this Agreement nor the consummation of the Transactions (alone or in conjunction with termination of employment) will, subject to Buyer’s compliance with its obligations under Section 8.01, (i) entitle any Employee of the Business to severance pay or any material increase in severance pay under any Business Employee Benefit Plan; (ii) entitle any Employee of the Business to any material compensation or benefit under any Business Employee Benefit Plan; (iii) accelerate the time of payment, vesting or funding, or materially increase the amount of, any compensation or benefit or trigger any other material obligation to any Employee of the Business under any Business Employee Benefit Plan; (iv) result in any payment of any amount to any Employee of the Business that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code; or (v) result in the breach or violation of or default under, or limit Buyer’s right to amend, modify or terminate, any Assumed Benefit Plan except, in the case of clauses (i) through (iii), for arrangements relating to the exercise by an Employee of the Business of any rights under applicable Law. The Company does not have any obligation to gross-up, indemnify or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 4999 of the Code.

SECTION 3.17. Environmental Matters. (a) (i) The Company is in compliance in all material respects with all Environmental Laws and (ii) since January 1, 2011, the Company and the Business have been in compliance in all material respects with all Environmental Laws.

(b) There are no material Permits, material consents or material exemptions from any Governmental Entity that are required under Environmental Laws to be obtained by the Company in order to conduct the Business as currently conducted as of the date hereof.

(c) As of the date hereof, there is no Action or Judgment, or any written notice or request for information, pending or, to the knowledge of Seller, threatened in writing against Seller or any of its Subsidiaries alleging that the Company is in material violation of or has material Liability under or with respect to any Environmental Law or with respect to Hazardous Substances.

(d) The leasehold estates in all Leased Real Property are free and clear of all Liens, other than Permitted Liens, arising under or with respect to Environmental Laws or with respect to Hazardous Substances.

(e) The Company or its relevant Affiliate is not in material breach or material default of any of the provisions related to any Environmental Law or to Hazardous Substances contained in any Real Property Lease, nor to the knowledge of Seller, is any other party to any Real Party Lease in default under such provisions. To the knowledge of Seller, no event has occurred which, with the giving of notice or the lapse of time or both, would reasonably be expected to constitute such a material breach or material default by the Company with respect to any Real Property Lease.

(f) (i) There has been no Release at, on, under or from any Leased Real Property, nor was there a Release at any real property formerly owned, operated or leased by the Company (excluding, for the avoidance of doubt, any real property leased, owned or operated by any customer of the Business), in each case, during the period of any such ownership, operation or tenancy by the Company and (ii) there has been no Release by the Company in connection with its operation of the Business at any real property leased, owned or operated by any customer of the Business, in each case (i) and (ii), which has or would, individually or in the aggregate, reasonably be expected to result in a material Liability to the Company under Environmental Law of with respect to Hazardous Substances.

(g) The Company has not arranged by Contract or otherwise for the transportation, treatment or disposal of Hazardous Substances which would, individually or in the aggregate, reasonably be expected to result in a material Liability to the Company under Environmental Law or with respect to Hazardous Substances.

(h) Seller has made available to Buyer copies of (i) all final environmental site assessments or reports in Company’s or Seller’s possession or control that relate to any environmental condition which has or would reasonably be expected to result in a material Liability to the Company under Environmental Law of with respect to Hazardous Substances and (ii) accurate summary records of all inquiries, audits or inspections since January 1, 2011, in each case, that relate to the Company’s or the Business’s material compliance with Environmental Laws.

(i) Notwithstanding anything to the contrary herein, except for Sections 3.04, 3.07, 3.08, 3.11(b)(i), 3.11(b)(ii), 3.11(b)(iii), 3.11(d)(i), 3.11(d)(ii), 3.11(d)(iii) and this Section 3.17 shall constitute the sole representations and warranties with respect to environmental matters.

SECTION 3.18. Taxes. (a) All income and other material Tax Returns that are required to be filed on or before the date of this Agreement (taking into account any applicable extensions) by or on behalf of the Company or with respect to the Transferred Assets have been filed, and all such Tax Returns were correct and complete in all material respects and were prepared and filed in compliance with all applicable Laws;

(b) all income and other material Taxes of the Company and Taxes with respect to the Transferred Assets have been paid, except for Taxes being contested in good faith through appropriate proceedings and disclosed on Schedule 3.18(b);

(c) there are no Liens for Taxes upon any assets of the Company or on the Transferred Assets, except for Taxes not yet due and payable;

(d) there are no pending Tax Proceedings for the assessment or collection of Taxes with respect to the Company or the Transferred Assets;

(e) the Company has not executed or filed with any Taxing Authority any Contract extending the period for assessment or collection of any Taxes, which Contract is still in effect;

(f) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) has been entered into by or with respect to the Company or Transferred Assets that will remain in effect after the Closing Date;

(g) the Company has not received from any jurisdiction (including any jurisdiction where the Company has not filed Tax Returns) any unresolved written (i) notice indicating an intent to open a Tax audit or other similar review; (ii) notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted or assessed by any Taxing Authority against the Company which has not been satisfied; or (iii) notice indicating that the Company is subject to taxation by that jurisdiction;

(h) the Company is not a party to, or bound by, any Tax sharing or Tax allocation Contract (other than any Contract the primary purpose of which is not the sharing or allocation of Taxes);

(i) the Company has not engaged in or been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b);

(j) the Company has duly and timely withheld all material amounts required to be deducted or withheld under applicable Law and has timely paid to the appropriate Taxing Authority all such deducted or withheld amounts;

(k) during the past 10 years, the Company has never been a member of an affiliated, consolidated, combined or unitary group filing consolidated, combined or unitary Tax Returns other than a group the common parent of which was the Company or Seller;

(l) the Company has not been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in connection with a distribution of stock qualifying for tax-free treatment under Section 355 of the Code at any time since January 1, 2014;

(m) the Company has complied with Code Section 482 and the Treasury Regulations promulgated thereunder and any comparable provisions of any other state, local or foreign Law;

(n) except as otherwise provided in Treasury Regulation Section 1.1502-6 (and corresponding provisions of state, local, or foreign Law), the Company has no Liabilities for Taxes of any Person (other than the Company’s own Taxes) by reason of Contract (other than any Contract the primary purpose of which is not the sharing, allocation or assumption of Taxes), assumptions, transferee Liabilities, operation of Law or otherwise; and

(o) to the knowledge of Seller, the Company does not have a permanent establishment or fixed place of business in any country other than the United States.

(p) Notwithstanding anything to the contrary herein, and except for Sections 3.07, 3.09, 3.15(b) and 3.16, this Section 3.18 shall constitute the sole representations and warranties with respect to Tax matters.

SECTION 3.19. Insurance. Schedule 3.19 sets forth a true and complete list, as of the date hereof, of all material policies of insurance under which the Company is the primary insured party or which are held primarily for the benefit of the Business (the “Business Insurance Policies”). All premiums due and payable on the Business Insurance Policies have been paid in full. Seller or its Affiliates have, with respect to any claim that relates to any material damage, impairment or loss that is potentially covered under the Business Insurance Policies, duly provided all required notices under the Business Insurance Policies and have duly made all available claims under such Business Insurance Policies covering or related to any such claim in accordance with the terms and conditions of the Business Insurance Policies. There are no material pending claims by the Business or the Company against any Business Insurance Policy as to which Seller or any of its Affiliates has been notified in writing that the applicable insurer has denied Liability. As of the date hereof, neither Seller nor any of its Affiliates has received any written notice of cancellation, amendment or dispute or rejection as to coverage with respect to any Business Insurance Policy.

SECTION 3.20. Anti-Bribery Compliance. (a) Neither the Company nor any Affiliate, director, officer or employee of the Company, nor, to the knowledge of Seller, any distributor, agent, representative, sales intermediary or other third party acting on behalf of the

Company or any of its Affiliates, in any way relating to the Company, the Business or the Transferred Assets (i) has taken any action in violation of any applicable anticorruption Law, including the FCPA and the UK Bribery Act of 2010, or (ii) has corruptly offered, paid, given, promised to pay or give or authorized the payment or gift of anything of value, directly or indirectly, to any customer, potential customer or Public Official, for purposes of (A) influencing any act or decision of any customer, potential customer or Public Official in his fiduciary or official capacity; (B) inducing such customer, potential customer or Public Official to do or omit to do any act in violation of his lawful duty; (C) securing any improper advantage; or (D) inducing such customer, potential customer or Public Official to use his influence with a Governmental Entity or commercial enterprise owned or controlled by any Governmental Entity, in each case under this clause (ii), in order to assist the Company or any Person on behalf of the Business or the Transferred Assets in obtaining or retaining business or directing any business to the Company and except as would not be a material violation of applicable Law.

(b) The Company has established and maintains a system of internal controls that are reasonably designed to ensure compliance by the Company with all applicable anti-corruption Laws in all material respects.

SECTION 3.21. Broker Fees. No broker, investment banker, financial advisor or other similar Person, other than Centerview Partners LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based on any arrangements made by or on behalf of Seller or any of its Subsidiaries. The fees and expenses of Centerview Partners LLC are the sole responsibility of, and will be paid by, Seller.

SECTION 3.22. Trade Controls. (a) Each of the Company and Seller (solely with respect to the Business) is, and has been since August 1, 2011, in compliance with all applicable Trade Controls Laws in all material respects.

(b) Neither the Company nor Seller (solely with respect to the Business) has received, since August 1, 2011, any written communication from any Governmental Entity of any actual or alleged material violation or noncompliance with respect to any Trade Controls Laws.

(c) Neither the Company nor Seller (solely with respect to the Business) has been cited or fined for material failure to comply with applicable Trade Controls Laws since August 1, 2011, and no proceeding or, to the knowledge of Seller, investigation, with respect to any alleged material non-compliance with Trade Controls Laws by the Company or Seller (solely with respect to the Business) is pending or, to the knowledge of Seller, threatened.

(d) Neither the Company nor Seller (solely with respect to the Business) has made, since August 1, 2011, any disclosures (voluntary or otherwise) to any Governmental Entity with respect to any potential violation or Liability of the Company or Seller (solely with respect to the Business) arising under or relating to the Trade Controls Laws.

(e) The Company has obtained all Permits that are required under applicable Trade Controls Laws to conduct the Business as currently conducted (“Trade Controls Permits”). Schedule 3.22(e) sets forth a true and complete list, as of the date hereof, of all material Trade

Control Permits that have been received by the Company or Seller (solely with respect to the Business) and that are in effect as of the date hereof (and any pending license applications as of the date hereof), and true and complete copies of such Trade Control Permits have been made available to Buyer.

SECTION 3.23. Affiliate Transactions. Schedule 3.23 sets forth all intercompany accounts and written Contracts, as of the date hereof, excluding any Business Employee Benefit Plan or compensation arrangement, between the Company, on the one hand, and Seller or any of its Affiliates (other than the Company and the Joint Venture) or any director or officer of the Company or any Affiliate of the Company, on the other hand, that are currently in effect (each, an “Affiliate Contract”). Except as set forth on Schedule 3.23 and as contemplated by the Honeywell Master Services Agreement or the Transition Services Agreement, no Affiliate Contracts will continue in effect subsequent to the Closing.

SECTION 3.24. Data Protection Warranties. (a) The Company complies and, since January 1, 2014, has complied, in all material respects, with all Laws binding on the Company that govern the collection, use, processing, disclosure and protection of personally identifiable information (“Data Protection Laws”). The Company has established and maintains a system of internal controls that are reasonably designed to ensure compliance in all material respects by the Company with all applicable Data Protection Laws.

(b) Since January 1, 2014, to the knowledge of Seller, neither the Company nor the Business has suffered any personal data breach as to which Data Protection Laws would require the Company or Seller to notify individuals whose information was compromised in such breach, except for personal data breaches that have not had a material impact on the Business.

(c) Since January 1, 2014, the Company has not received any written notices or, to the knowledge of Seller, any other communications from any Governmental Entity (i) alleging material non-compliance with any Data Protection Laws or (ii) notifying the Company or Seller of any material regulatory investigation by a Governmental Entity regarding non-compliance by the Business with Data Protection Laws.

SECTION 3.25. Joint Venture. There are no (a) obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any equity or other capital interest in the Joint Venture or (ii) provide funds to, make any investment in (in the form of a loan, capital contribution or otherwise) or provide any guarantee with respect to the obligations of the Joint Venture; (b) voting trusts, irrevocable proxies or other Contracts to which the Company is a party or is bound with respect to the voting or consent of any equity interest in the Joint Venture; or (c) Contracts to which the Company is a party relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, co-sale rights or “drag along” rights) of the equity or other capital interests of the Joint Venture.

ARTICLE IV

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as follows:

SECTION 4.01. Organization and Good Standing. Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own or lease and operate its properties and to carry on its business as now being operated and conducted.

SECTION 4.02. Authority. Buyer has full power and authority to execute and deliver this Agreement and to carry out, or cause to be carried out, the transactions contemplated hereby. Buyer has, or will have at the Closing, full power and authority to execute and deliver each Transaction Document (other than this Agreement) to which it is or will be a party and to carry out, or cause to be carried out, the transactions contemplated by each of the Transaction Documents (other than this Agreement) to which Buyer is or will be a party. This Agreement has been duly authorized by all necessary action on the part of Buyer and has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies. Each of the Transaction Documents (other than this Agreement) has been duly authorized by all necessary action on the part of Buyer and has been, or will be at the Closing, duly executed and delivered by Buyer and constitutes or will constitute a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies.

SECTION 4.03. Consents and Approvals; Absence of Violation or Conflicts. Neither the execution and delivery of this Agreement or any of the other Transaction Documents by Buyer, nor the consummation of the Transactions by Buyer nor compliance with any of the provisions hereof or thereof, will (a) conflict with or result in any breach of any provisions of the certificate of formation or limited liability company agreement of Buyer; (b) require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except (i) in connection with the Antitrust Filings; (ii) the ITAR Notice and NISPOM Notice requirements set forth in Section 6.03(d); (iii) any consent, approval, authorization or Permit required to be obtained by Seller or filing or notification required to be made by Seller in order to transfer title to the Transferred Equity Interests or the Transferred Assets or otherwise operate the Transferred Assets or the Business, which consent, approval, authorization or Permit is customary in transactions of the type contemplated hereby; and (iv) where the failure to obtain any such consent, approval, authorization or Permit, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the other Transaction Documents; (c) assuming receipt of the Antitrust Approvals, violate, in any material respect, any Law or Judgment applicable to

Buyer; or (d) result in a material violation of or material default (or an event that, with or without notice or lapse of time or both, would become a material default) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, any material Contract to which Buyer is a party or by which any of its material properties is bound.

SECTION 4.04. Litigation. There is no Action pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates involving or relating to the Transactions that seeks to challenge the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of, or seek other equitable relief with respect to, nor are there any outstanding Judgments against Buyer or any of its Affiliates (with ongoing obligations of, or restrictions on, Buyer) or to which any of their respective properties is subject that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate, the transactions contemplated by this Agreement.

SECTION 4.05. Financial Capacity. (a) Buyer will have available at the Closing, sufficient cash or other sources of funds to pay the Closing Date Amount and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and to pay all related fees and expenses of Buyer and its Affiliates. Buyer will have at the Closing the financial capacity and resources to fully perform all of its obligations under this Agreement and the other Transaction Documents.

(b) In no event shall the receipt or availability of funds or financing by or to Buyer or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Buyer to consummate the Transactions hereunder.

SECTION 4.06. Investment Intent. Buyer is acquiring the Transferred Equity Interests under this Agreement for its own account, without a view to resale or distribution thereof in violation of any applicable securities Laws and with no present intention of distributing or reselling any part thereof.

SECTION 4.07. Broker Fees. No broker, investment banker, financial advisor or other similar Person, other than Morgan Stanley, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based on any arrangements made by or on behalf of Buyer or any of its Affiliates. The fees and expenses of Morgan Stanley are the sole responsibility of, and will be paid by, Buyer or an Affiliate of Buyer.

SECTION 4.08. No Foreign Ownership or Control. With respect to Buyer, the closing of the Transactions will not result in foreign ownership, control or influence over the Company requiring pre-closing notifications to, review by or consent or approval of: (a) the Committee on Foreign Investment in the United States; (b) the Directorate of Defense Trade Controls; or (c) DSS pursuant to Section 2-302(b) of the NISPOM.

ARTICLE V

Conditions to Closing

SECTION 5.01. Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the Transactions hereunder is subject to fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Buyer in writing to the extent permitted by Law):

(a) (i) The representations and warranties of Seller and the Company set forth in the first sentence of Section 3.03(a) and set forth in Section 3.08(b) shall have been true and correct on the date hereof and shall be true and correct as of the Closing Date as though made on and as of the Closing Date; (ii) the representations and warranties of Seller and the Company set forth in Section 3.01(b) and Section 3.03(a) (except for the first sentence of Section 3.03(a)) shall have been true and correct on the date hereof and shall be true and correct as of the Closing Date as though made on and as of the Closing Date, other than in de minimis respects; (iii) the Seller Fundamental Representations (other than those described in the immediately preceding clauses (i) and (ii)) shall have been true and correct in all material respects on the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representation or warranty expressly relates to a specified date, in which case on and as of such specified date); and (iv) the representations and warranties of Seller and the Company set forth in Article III, other than the Seller Fundamental Representations, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representation or warranty expressly relates to a specified date, in which case on and as of such specified date and, in each case, disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Seller and the Company shall have performed and complied in all material respects with all of the covenants and obligations in this Agreement to be complied with and performed by Seller or the Company at or before the Closing.

(c) Each of Seller and the Company shall have delivered to Buyer a certificate dated the Closing Date and executed by an authorized officer of each of Seller and the Company to the effect that each of the conditions specified above in Sections 5.01(a) and (b) has been satisfied.

(d) No Law or Judgment enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Transactions (in each case, with respect to any Antitrust Approval, solely with respect to the jurisdictions specified on Schedule 5.01(e)) (each, a “Legal Impediment”) shall be in effect.

(e) Any applicable waiting or suspension period under the HSR Act relating to the Transactions shall have expired or been terminated.

(f) Seller shall have signed and delivered the Transition Services Agreement and the Honeywell Master Services Agreement as contemplated by Section 7.09.

(g) The other actions set forth in Section 2.07 shall have been completed.

SECTION 5.02. Conditions Precedent to Seller’s Obligations. The obligation of Seller to consummate the Transactions hereunder is subject to fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Seller in writing to the extent permitted by Law):

(a) The representations and warranties of Buyer set forth in Article IV shall have been true and correct on the date hereof and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representation or warranty expressly relates to a specified date, in which case on and as of such specified date and, in each case, disregarding all qualifications or limitations as to “materiality”, “material adverse effect” and words of similar import set forth therein), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

(b) Buyer shall have performed and complied in all material respects with all the covenants and obligations in this Agreement to be complied with and performed by Buyer at or before the Closing.

(c) Buyer shall have delivered to Seller a certificate dated the Closing Date and executed by an authorized officer of Buyer to the effect that each of the conditions specified above in Sections 5.02(a) and (b) has been satisfied.

(d) No Legal Impediment shall be in effect.

(e) Any applicable waiting or suspension period under the HSR Act relating to the Transactions shall have expired or been terminated.

(f) Seller shall have received the Closing Date Amount in accordance with Section 2.04.

(g) Buyer shall have signed and delivered the Transition Services Agreement and the Honeywell Master Services Agreement as contemplated by Section 7.09.

(h) The other actions set forth in Section 2.08 shall have been completed.

SECTION 5.03. Frustration of Closing Conditions. Neither Seller nor Buyer may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or such party’s failure to act in good faith.

ARTICLE VI

Certain Covenants

SECTION 6.01. Conduct of Business. (a) From the date hereof until the Closing Date, except as set forth in Schedule 6.01 or as otherwise permitted by this Agreement (including pursuant to Section 6.06 and Section 8.01) or the other Transaction Documents, required by applicable Law or consented to by Buyer in writing (which consent shall not be unreasonably withheld or delayed), Seller and the Company agree to, and Seller agrees to cause the Company to, use commercially reasonable efforts to conduct the Business in the ordinary course consistent with past practice and, to the extent consistent therewith, to use commercially reasonable efforts to preserve the business relationships of the Business and maintain relations and goodwill of the Company and the Business with key suppliers, customers, teaming partners, unions, employees and others having business relationships with the Company and the Business and preserve the goodwill and ongoing operations of the Company and the Business.

(b) Except as set forth in Schedule 6.01 or as otherwise permitted by this Agreement (including pursuant to Section 6.06 and Section 8.01) or the other Transaction Documents, required by applicable Law or consented to by Buyer in writing (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Closing Date, Seller and the Company shall not, and Seller shall cause the Company not to, solely with respect to the Business:

(i) amend the Company’s certificate of incorporation or by-laws or other organizational documents;

(ii) issue, authorize the issuance of, split, combine, reclassify or subject to a Lien any capital stock of or other equity interests in the Company or make any other change in the capital structure of the Company;

(iii) with respect to any employee who is expected to be an Employee of the Business, (A) enter into, adopt, amend, modify or terminate any Business Employee Benefit Plan or any other plan, program, Contract or arrangement that would be a Business Employee Benefit Plan if it were in existence as of the date hereof; (B) grant any new award under any Business Employee Benefit Plan; (C) amend, modify or accelerate the vesting of any outstanding award under any Business Employee Benefit Plan; (D) fund any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Business Employee Benefit Plan to the extent it would result in any Liability to the Company or Buyer and its Affiliates; or (E) otherwise increase the compensation or benefits of any such employee, except (1) as required by any Business Employee Benefit Plan or any Collective Bargaining Agreement or other binding Contract existing on the date hereof (or as modified as contemplated in this Agreement), (2) as may be initiated by Seller or one or more of Seller’s Affiliates with respect to a substantial number of similarly situated employees of Seller or its Affiliates (other than the Employees of the Business), (3) arrangements or other changes to a Business Employee Benefit Plan that will not result in any Liability under this Agreement or otherwise to the Company or Buyer or its Affiliates (including any retention or similar arrangements that will be paid solely by Seller and its Affiliates), (4) increases in the base salaries or hourly wage rates of Employees of the Business in connection with promotions in the ordinary course of business or (5) increases in the base salaries or hourly wage rates of Employees of the Business in connection with Seller’s annual compensation process in the event Closing has not occurred by the time such annual compensation process has historically occurred, which increases shall be in the ordinary course of business;

(iv) enter (or commit to enter) into, amend, terminate or extend any Collective Bargaining Agreement (or enter into negotiations to do any of the foregoing) with respect to any employee who is expected to be an Employee of the Business except as required by any applicable Law or any Collective Bargaining Agreement as in effect on the date of this Agreement (or as modified as contemplated in this Agreement);

(v) (A) plan, announce, implement or effect any reduction in force, layoff, early retirement program, severance program or effort concerning the termination of Employees of the Business or terminate the employment of any employee who is expected to be an Employee of the Business (other than (1) terminations for cause, as reasonably determined by Seller or any of its Affiliates, (2) in connection with the expiration or termination of a Government Contract or (3) terminations of up to 30 Employees of the Business in the aggregate, each of whom has a base salary or annual wage rate of $80,000 or less for 2016) or (B) hire any employee who would be expected to be an Employee of the Business, other than hiring any such employee in order to fill a vacancy upon a termination for cause or due to death or disability or in connection with the securing of any Government Contract by the Company, in each case, in the ordinary course of business, consistent with past practice, provided that, in the case of a replacement employee, the compensation of such replacement employee is materially similar to the compensation paid to his predecessor (subject to any permitted increases that would have been permitted under this Agreement);

(vi) except as required by applicable Law, or as reasonably necessary to avoid a violation of applicable Law, transfer or promote internally (including in response to a request for transfer by an employee), or otherwise alter the duties and responsibilities of, any employee of Seller or any of its Affiliates (including the Company) in a manner that would affect whether such employee is or is not classified as an Employee of the Business as of Closing;

(vii) declare or pay any non-cash dividend or make any non-cash distribution in respect of the Company’s capital stock or other equity interests;

(viii) incur, assume or guarantee any Indebtedness, except for working capital borrowings incurred in the ordinary course of business which will be paid, in full, prior to the Closing;

(ix) enter into any Contract that limits the freedom of the Company to engage in any line of business, acquire any entity or compete with any Person in any market or geographical area, except for any teaming or subcontract arrangements that do not limit the freedom of Buyer or its Affiliates (other than the Company and the Joint Venture) to compete in any market or geographical area;

(x) acquire any capital stock or other equity interests, or any business or product line of any Person;

(xi) mortgage, pledge, encumber, sell, lease, sublease, transfer, license, assign, abandon, dispose of or grant, create, attach or otherwise make subject to a Lien (other than any Permitted Liens) any of the Company’s material assets (other than Intellectual Property) and the Transferred Assets (other than Intellectual Property), other than (A) sales of products or services in the ordinary course of business or (B) dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the Business;

(xii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company;

(xiii) make any material change in any of the Company’s present financial accounting methods and practices, other than as may be appropriate to conform to GAAP, the Cost Accounting Standards (including as may be permitted by FAR 30.603) and Cost Principles or as may be required by applicable Law; provided, that Seller shall provide Buyer prompt written notice upon Seller becoming aware of such change;

(xiv) settle or compromise any Action except for any settlement of Actions set forth on Schedule 3.10 that solely involves monetary payments and except for any settlement or compromise which involves or would reasonably be expected to involve payments to or by the Company of less than $500,000 individually; provided, that any payment obligations pursuant to such settlement or compromise set forth on Schedule 3.10 shall be satisfied prior to the Closing;

(xv) other than in the ordinary course of business consistent with past practice, voluntarily (A) enter into, renew or extend the term of any Contract that is a Material Contract , Real Property Lease or Material Government Contract or material Transferred Asset (other than renewals or extensions pursuant to the terms thereof or any such entries, renewals or extensions in response to a request by, or as an accommodation to, a Governmental Entity) or (B) terminate, deliver a notice of termination, waive or accelerate any material claim or right, defer any material liabilities or waive any material breach or material default under, in each case, any Material Contract, Real Property Lease, Material Government Contract or material Transferred Asset, other than, in the case of (B), in response to a request by, or as an accommodation to, a Governmental Entity (for the avoidance of doubt, Collective Bargaining Agreements shall be governed by Section 6.01(b)(iv) and not this Section 6.01(b)(xv));

(xvi) mortgage, pledge, encumber, sell, abandon, dispose of, transfer, assign or grant any license or sublicense of or grant, create, attach or otherwise make subject to a Lien (other than Permitted Liens) any material Intellectual Property owned by the Company, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice;

(xvii) make, change or revoke any Tax election, change any Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment, surrender any right to claim a refund of material Taxes or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, in each case, relating solely to the Company and to the extent it would have an effect on the Company in a Post-Closing Tax Period;

(xviii) except with respect to any Material Contract, Real Property Lease, Material Government Contract or Collective Bargaining Agreement, waive any material claims or rights of material value held by the Company, in each case in excess of $100,000 individually or $2,000,000 in the aggregate;

(xix) cause or permit the Company to commit to incur any capital expenditures or any Liabilities in respect thereof payable following the Closing in an amount exceeding $250,000 in the aggregate, other than such capital expenditures or Liabilities in respect thereof that will be reimbursed by a Governmental Entity; or

(xx) authorize any of, or commit or agree to take any of, the foregoing actions.

(c) Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the operations of the Business or the Company prior to the Closing. Prior to the Closing, Seller and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over Seller’s and the Company’s businesses and operations, including the Business. Notwithstanding anything to the contrary in this Agreement, no consent, approval or authorization of Buyer shall be required with respect to any matter set forth in this Section 6.01 or elsewhere in this Agreement to the extent that the requirement to obtain such consent, approval or authorization would violate or conflict with applicable Law.

SECTION 6.02. Public Announcements. Prior to the Closing, Seller and Buyer shall consult with each other and shall mutually agree upon any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation and agreement, other than any press release or other public statement that only contains information and statements that have been previously approved by the parties pursuant to this Section 6.02, except as may be required by applicable Law (including in connection with any Antitrust Filing or in response to any request by a Governmental Entity in connection with its investigation of the Transactions), court process or stock exchange rules, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

SECTION 6.03. Reasonable Best Efforts; Antitrust Approvals. (a) Subject to the terms and conditions set forth in this Agreement, each of Seller and Buyer shall use its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to (i) make the Antitrust Filings and any other required and advisable filings or registrations applicable to the Transactions; (ii) obtain or file, as the case may be, consents, approvals, authorizations, qualifications and orders of or notices to Governmental Entities and other third parties, including such consents and notices set forth on Schedule 6.03 and those consents set forth on Schedule 3.2 of the Transition Services Agreement, and (iii) take, or cause to be taken, such other actions, and do, or cause to be done, all things, in each case as are reasonably necessary or advisable to consummate the Transactions as soon as reasonably practicable following the date of this Agreement. Without limiting the foregoing, Buyer agrees to provide such evidence as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder. Subject to appropriate confidentiality protections, each of the parties hereto will cooperate with and furnish to the other party such necessary information and assistance as such other party may reasonably request in connection with the foregoing. Nothing in this Section 6.03(a) shall require Seller or any of its Affiliates or Buyer or any of its Affiliates to pay money or make any concessions to any third party whose consent or approval is required under a Contract and is sought hereunder.

(b) Without limiting the generality of the parties’ obligations under Section 6.03(a), as soon as reasonably practicable after the date hereof (but in connection with any required filings under the HSR Act in no event later than six business days after the date of this Agreement), Seller and Buyer shall file, or cause to be filed by their ultimate parent entities as that term is defined in the HSR Act, all Antitrust Filings under the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”). Seller and Buyer shall provide as promptly as reasonably practicable any additional information required under any applicable Laws or otherwise reasonably requested by any Governmental Entity whose consent, authorization, order or approval is required in connection with the Transactions. Each of the parties shall use its reasonable best efforts to cause the expiration or obtain early termination, if available, of any applicable waiting periods in connection with the filings and notifications made by the parties with Governmental Entities pursuant to this Section 6.03. No party shall voluntarily extend any applicable waiting period or enter into any Contract with any Governmental Entity to delay or not to consummate the Transactions except with the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Subject to the provisions in respect of “outside counsel only” materials set forth in Section 6.03(c), each of the parties shall use its reasonable best efforts to cooperate in all respects with each other in connection with any Antitrust Filing and in connection with any investigation or other inquiry by or before a Governmental Entity relating to Antitrust Approvals, and each of the parties shall keep the other party reasonably informed of its progress in obtaining any Antitrust Approvals.

(c) Subject to applicable Law relating to the exchange of information, Buyer and Seller and their respective counsel shall (i) have the right to review in advance and upon request, and to the extent practicable each shall consult the other on, any substantive filing made with, or written materials to be submitted to, any Governmental Entity in connection with the Transactions; (ii) promptly inform each other of any substantive communication received from, or given to, any Governmental Entity in connection with the Transactions; (iii) consult with the other party, and consider in good faith the views of the other party, prior to entering into any Contract with any Governmental Entity with respect to the Transactions (and for the avoidance of doubt, Seller will not discuss with any third party, including a Governmental Entity, or offer to, agree to or enter into, such Contracts without the advance written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed)); and (iv) furnish each other upon request with copies of all substantive correspondence, filings and written communications between them or their subsidiaries or Affiliates, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to the Transactions. Without limiting the generality of the foregoing, each party shall provide to the other (or the other’s respective legal counsel) upon request copies of all correspondence between such party and any Governmental Entity relating to the Transactions. The parties may, as they deem advisable and necessary, designate any commercially sensitive materials, including any documents responsive to Items 4(c) or 4(d) of any required filings under the HSR Act, provided to the other under this Section 6.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials. To the extent reasonably practicable, all material discussions, telephone calls and meetings with a Governmental Entity regarding the Transactions shall include representatives of Seller and Buyer. Subject to applicable Law, the parties hereto will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and proposals made or submitted to any Governmental Entity regarding the Transactions by or on behalf of any party hereto. Buyer and Seller shall, to the extent practicable, provide each other and their respective counsel with advance notice of and the opportunity to participate in any in-person discussion or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Transactions and to participate in the preparation for such discussion or meeting. The parties also agree to keep each other fully informed about any antitrust issues raised by any Governmental Entity.

(d) Prior to and after the Closing Date, Seller and Buyer shall furnish each other such information and assistance as is required for: (i) both to file their respective notices with the State Department, Directorate of Defense Trade Controls, under Section 122.4(a)(2) of the International Traffic in Arms Regulations (“ITAR”, and each such notice, an “ITAR Notice”); (ii) Buyer to file a General Correspondence request with, and pursuant to published guidance issued by, the State Department, Directorate of Defense Trade Controls, for amendment of existing ITAR authorizations; (iii) the Company to file any required notice to the U.S. Department of Commerce, Bureau of Industry and Security, pursuant to Sections 750.7(c)(2) and 748.3(c) of the Export Administration Regulations; and (iv) the Company to submit a notice of changed conditions to DSS under Section 1-302(g) of the NISPOM (a “NISPOM Notice”). Each of Seller and Buyer shall submit an ITAR Notice with respect to the Transactions, in form and substance reasonably acceptable to both Seller and Buyer, to the State Department, Directorate of Defense Trade Controls, within five calendar days after the Closing Date. The Company shall submit a NISPOM Notice with respect to the Transactions to DSS on or before the Closing Date.

SECTION 6.04. Access to Information. From the date hereof to the Closing Date, upon reasonable advance notice, Seller shall give Buyer and its Representatives reasonable access during normal business hours and without undue interruption of the Business, to all of the properties, books and records (other than records relating to consolidated, combined or unitary Taxes, allocations to the Business that will not transfer in connection with the sale of the Transferred Equity Interests as contemplated herein and allocations to Government Contracts derived from Seller or an Affiliate of Seller (other than the Company and the Joint Venture), attorney-client privileged communication (except solely with respect to the Company and to the extent that the providing of such access prior to the Closing would not waive privilege), information which is subject to a confidentiality agreement with a third party and, for the avoidance of doubt, other than where access to such information is prohibited by applicable Law) relating to the Business, and will furnish, at Buyer’s expense, Buyer and its Representatives during such period all such information (other than records relating to consolidated, combined or unitary Taxes, allocations to the Business that will not transfer in connection with the sale of the Transferred Equity Interests as contemplated herein and allocations to Government Contracts derived from Seller or an Affiliate of Seller (other than the Company and the Joint Venture), attorney-client privileged communication (except solely with respect to the Company and to the extent that the providing of such access prior to the Closing would not waive privilege), information which is subject to a confidentiality agreement with a third party and, for the avoidance of doubt, other than where access to such information is prohibited by applicable Law) concerning the affairs of the Business as Buyer may reasonably request. Nothing in this Section 6.04 shall entitle Buyer or its Representatives to (a) contact any third party doing business with Seller in connection with the Transactions or to access the properties, facilities, books or records of any such third party, in each case without Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) or (b) conduct any intrusive or invasive environmental sampling or testing, including any Phase II environmental site assessments, at any Leased Real Property. Buyer will treat all information so obtained as confidential in accordance with the Confidentiality Agreement.

SECTION 6.05. Financial Statements. From and after the date hereof until the Closing Date, the Company shall provide Buyer, as soon as reasonably practicable after the end of each calendar month, with an unaudited balance sheet of the Company as of the end of such month, and the related unaudited statements of income and cash flow for the period then ended. From and after the date hereof until the Closing Date, as soon as reasonably practicable after the end of each fiscal quarter, the Company shall provide Buyer with an unaudited balance sheet of the Company as of the end of such quarter, and the related unaudited statements of income and cash flow for the period then ended. Each such monthly and quarterly financial statements provided pursuant to this Section 6.05, shall be consistent with the relevant financial statements prepared by Seller in the ordinary course of business for Seller’s internal financial reporting purposes prior to the date hereof.

SECTION 6.06. Intercompany Accounts and Contracts. (a) Prior to 11:59 p.m., New York City time, on the date immediately prior to the Closing Date, Seller shall cause all intercompany accounts between Seller and any of its Subsidiaries (other than the Company), on the one hand, and the Company, on the other hand, to be settled or otherwise eliminated. Seller and its Subsidiaries shall have the right to facilitate the settling or elimination of intercompany accounts as contemplated by this Section 6.06, in each case in such manner as Seller may determine in its reasonable discretion so long as such manner of settlement is not materially adverse to the Company and the Business, as a whole.

(b) Effective as of the Closing, all Contracts, including all obligations to provide goods, services or other benefits between Seller and any of its Subsidiaries (other than the Company), on the one hand, and the Company, on the other hand, shall be terminated without any party to such Contracts having any continuing obligation to the other parties thereto.

SECTION 6.07. Non-Competition; Non-Solicitation. (a) For a period of three years from the Closing Date, Seller agrees that, without the prior written consent of Buyer, it will not, and will cause its Subsidiaries not to, provide technical, professional and mission support services involving (w) military pre-positioning operations, total package fielding and automated fuel handling, (x) ground-based space mission services, (y) physical and cyber security for facilities of U.S. Government Agencies, or (z) the MSA Services, in each case, in competition with the business of the Company as conducted on the Closing Date (a “Competing Business”); provided, however, that nothing in this Section 6.07(a) shall be deemed to limit in any way or preclude Seller or any of its Subsidiaries from:

(i) engaging in any activity (other than the Business) not conducted by the Company as of the Closing Date;

(ii) engaging in any activity for customers other than U.S. Government Agencies conducted by Seller or any Subsidiary of Seller (other than the Company) as of the Closing Date;

(iii) providing any services, other than MSA Services, to Seller or any Subsidiary of Seller; provided that Seller and any Subsidiary of Seller may provide MSA Services to Seller or any Subsidiary of Seller in the event Seller provides notice of breach to the Company pursuant to the terms of the MSA;

(iv) acquiring any Person or business that engages in any Competing Business; provided that (A)(1) the engagement in such Competing Business does not constitute more than 20% of the revenue of the Person or business to be acquired for the most recent fiscal year of any such Person or business and (2) such Competing Business produced revenues less than $500 million in the aggregate for the most recent fiscal year of such Person or business or (B) if the Competing Business does constitute more than 20% of the revenues of the Person or business to be acquired or such Competing Business produced revenues in excess of $500 million, Seller shall use its reasonable best efforts to divest that portion of such Person or business that engages in the Competing Business within twelve months after its acquisition of the Competing Business;

(v) acquiring securities by any pension trust or similar employee benefit plan investment vehicle of Seller (or its Affiliate); provided that any securities acquired shall be held for investment purposes only and such benefit plans comply with ERISA requirements as to the independence of investment decisions;

(vi) exercising its rights or complying with its obligations under this Agreement or any of the Ancillary Agreements; or

(vii) without limiting the foregoing, researching and developing, designing, manufacturing, marketing, offering or selling any product, service or activity listed on Schedule 6.07(a).

(b) Notwithstanding anything to the contrary in this Agreement, the prohibitions in Section 6.07(a) shall not apply to any unaffiliated third party acquirer of Seller and such acquiror’s Affiliates after a change of control of Seller.

(c) For a period of three years from the Closing Date, (i) Seller shall not, and shall cause its Subsidiaries not to, without the prior written consent of Buyer, directly or indirectly, solicit for employment any Transferred Employee; provided that (A) neither Seller nor its Subsidiaries will be deemed to have solicited any such Transferred Employee who responds to any general media advertisement or job posting placed by or on behalf of Seller or any of its Subsidiaries, unless, solely to the extent prior to such response, Seller or its Subsidiaries otherwise solicited such Transferred Employee (including by specifically directing such Transferred Employee to such advertisement or posting) and (B) Seller or any of its Subsidiaries may solicit any such Transferred Employee whose employment has been involuntarily terminated by Buyer or its Subsidiaries not less than one year prior to any direct or indirect solicitation by Seller or any of its Subsidiaries; and (ii) Seller shall, and shall cause its Subsidiaries to, instruct all employment search firms engaged by Seller or any of its Subsidiaries not to, directly or indirectly, solicit for employment any Transferred Employee; provided that Seller shall be deemed to not have solicited any Transferred Employee in violation of Section 6.07(c)(i) and to not have violated Section 6.07(c)(ii) if Seller does not, and causes its Subsidiaries not to, without the prior written consent of Buyer, hire or employ from Buyer or its Affiliates any Transferred Employee solicited by such search firm in contravention of Seller’s or its Subsidiaries instructions pursuant to this Section 6.07(c).

(d) In the event that any of the covenants contained in this Section 6.07 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of being too extensive in any other respect, the covenants contained in this Section 6.07 shall be interpreted to extend only over the longest period of time for which they may be enforceable, and/or over the largest geographical area as to which they may be enforceable and/or to the maximum extent in all other aspects as to which they may be enforceable, all as determined by such court in such action.

SECTION 6.08. Exclusivity. From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Seller shall not, and shall cause its Affiliates, including the Company, and its and their respective Representatives not to, directly or indirectly (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action designed or reasonably expected to facilitate, any inquiries related to or the making of any Acquisition Proposal; (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or otherwise cooperate in any way with, or assist or participate in any effort or attempt by any Person with respect to, any Acquisition Proposal; or (iii) enter into or approve any Contract with respect to any Acquisition Proposal. None of Seller or any of its Affiliates (including the Company) shall release any third party from, or waive any provision of, any confidentiality agreement with respect to the Business to which it is a party and which was entered into with respect to any potential Acquisition Proposal. Seller and its Affiliates shall, and shall cause their respective Representatives to, with respect to third parties with whom discussions or negotiations with respect to an Acquisition Proposal have been terminated on or prior to the date of this Agreement, use their respective commercially reasonable efforts to obtain the return or destruction of, in accordance with the terms of the applicable confidentiality agreement, confidential information previously furnished by Seller or any of its Affiliates, or its or their Representatives, with respect to any Acquisition Proposal.

SECTION 6.09. Release of Liens; Pay-off Letters. Seller shall use reasonable best efforts (and shall cause its Affiliates (including the Company) to use reasonable best efforts) to (i) obtain, on or prior to the Closing, any payoff letter or final invoices, as applicable, from each lender, creditor, noteholder or other counterparty of any Indebtedness of the Company of the type described in subsections (a)-(c) of the definition of Indebtedness (other than the guarantees set forth on Schedule 3.13(a)(ii)) and (ii) cause any Liens encumbering the Transferred Assets or the Transferred Equity Interests or any assets of the Company, in each case, securing Indebtedness of the type described in subsections (a)-(c) of the definition of Indebtedness (other than the guarantees set forth on Schedule 3.13(a)(ii)), to be terminated and released no later than the Closing and make any necessary filings (including UCC-3 termination filings) in connection therewith or to evidence any such termination or release. All such payoff letters, releases and filings shall be in form and substance reasonably acceptable to Buyer.

SECTION 6.10. Books and Records. On the Closing Date, Seller shall deliver or cause to be delivered to Buyer all books and records to the extent related to the Business or the Company (collectively, “Records”), if any, in the possession of Seller to the extent not then in the possession of the Company, subject to the following exceptions:

(a) Buyer recognizes that certain Records may contain incidental information relating to the Business or the Company or may relate primarily to subsidiaries, divisions or businesses of Seller other than the Business or the Company, and that Seller may retain such Records and shall provide copies of the relevant portions thereof to Buyer;

(b) Seller may retain all Records prepared in connection with the sale of the Transferred Equity Interests, including bids received from other parties and analyses relating to the Company and the Business; and

(c) Any Tax Returns prepared pursuant to Section 7.07(a)(i)(B) and Section 7.07(a)(ii), and any consolidated, combined, or unitary Tax Returns for which the Company was included.

ARTICLE VII

Additional Agreements

SECTION 7.01. Use of Name. (a) Buyer acknowledges that (i) as between Seller and Buyer, Seller shall exclusively own all right, title and interest in and to all Seller Marks and (ii) Buyer and its Affiliates (including the Company from and after the Closing) shall have no rights, and are not acquiring any rights, to use the Seller Marks after the Closing Date, except as stated in this Section 7.01. Seller may immediately terminate the rights granted in this Section 7.01 if Buyer or its Affiliates fail to comply with the terms and conditions of this Section 7.01.

(b) Buyer shall cause the Company to (i) within ten business days following the Closing Date, amend its organizational documents and make all filings necessary to change its legal name to a name that does not contain and is not confusingly similar to, and is not a variation, derivation, modification or acronym of, any Seller Mark and (ii) as promptly as practicable after the Closing Date, but no later than 60 calendar days after the Closing Date (A) submit all required Change-of-Name Agreements to the appropriate Contracting Officer(s) in accordance with FAR 42.1205, (B) withdraw all its fictitious name filings and “doing business as” filings for any name that contains any Seller Mark and (C) provide Seller with any additional information, documents and materials that Seller may reasonably request to evidence the filings described in clauses (i) and (ii)(A) and (B).

(c) For a period of 120 calendar days after the Closing Date (the “Transition Period”), Seller hereby grants to Buyer the non-exclusive right to permit the Company (solely to the extent it remains an Affiliate of Buyer) to (i) display signs containing Seller Marks on or near facilities associated with the Leased Real Property and (ii) use and distribute letterhead and invoice forms, advertisements and promotional materials, inventory and other documents and materials containing or bearing any Seller Mark (“Existing Stock”) in connection with the continued operation of the Business during the Transition Period in a manner consistent with the operation of the Business immediately prior to the Closing Date.

(d) In exchange for Seller’s grant to Buyer of the non-exclusive rights listed in Section 7.01(c), Buyer shall ensure that during the Transition Period:

(i) the Company informs all other parties to whom the Company displays or presents any materials bearing Seller Marks or Existing Stock that in the context of entering into or conducting any contractual relationship, the Company, rather than Seller, is entering into or conducting the contractual relationship; and

(ii) the Company (A) uses the Seller Marks and Existing Stock only in the form and manner consistent with which, and in connection with goods and services of a level of quality equal to or greater than the quality of goods and services in connection with which, Seller and the Company used the Seller Marks and Existing Stock immediately prior to the Closing Date and (B) complies with all applicable Laws and industry practices in connection with the Company’s use and distribution of the Seller Marks and Existing Stock.

(e) As promptly as practicable, but in no event later than the end of the Transition Period, Buyer shall ensure that the Company (i) ceases use of any Existing Stock and (ii) removes or obliterates all Seller Marks (or obscures or overstickers all Seller Marks to render the Seller Marks no longer visible), including all display signs containing Seller Marks on or near facilities associated with the Leased Real Property. Buyer and its Affiliates (including the Company) may not thereafter use the Seller Marks or Existing Stock, except that the Company may at all times after the Closing Date retain, solely for its internal business purposes, records and other historical or archived documents containing or referencing the Seller Marks.

(f) At all times Buyer shall not, and shall cause its Affiliates not to, and Buyer and its Affiliates shall not attempt to or request any other Person to, (i) use any Seller Mark in any manner, or engage in any other act or omission, that is intended to or would reasonably be expected to tarnish, degrade or disparage a Seller Mark or Seller’s or its Affiliates’ business or reputation, or that is intended to harm the value, reputation or distinctiveness of or Seller’s goodwill in any Seller Mark; (ii) register or file applications to register in any jurisdiction any trademark, service mark, trade dress, trade name, domain name, social media user name or other identifier of source or origin that consists of, incorporates or is a similar variation, derivation, modification or acronym of, any Seller Mark; or (iii) contest the ownership or validity of any of the Seller Marks, including in any Action.

(g) Seller hereby disclaims all express and implied representations and warranties concerning the Seller Marks and all responsibility or liability under this Section 7.01 for claims by third parties after the Closing Date arising out of or relating to the use of any Seller Marks by the Company.

SECTION 7.02. Books and Records; Cooperation with Litigation and Financial Reporting. (a) For a period of six years after the Closing Date or such longer time as may be required by Law (i) Buyer shall not, and shall cause its Affiliates not to, dispose of or destroy any of the books and records of the Company in the possession of Buyer or its Affiliates relating to periods prior to the Closing (the “Books and Records”) without first offering to turn over possession thereof to Seller by written notice to Seller at least 60 calendar days prior to the proposed date of such disposition or destruction and (ii) upon reasonable advance notice, Buyer shall, and shall cause its Affiliates to, give Seller and its Representatives reasonable access, during normal business hours and without undue interruption of Buyer’s business, to all Books and Records at reasonable times at Buyer’s principal place of business or at any location where any Books and Records are stored, and Seller shall have the right, at Seller’s own expense, to make copies of any Books and Records.

(b) For a period of six years after the Closing Date, each of Buyer and Seller shall, and shall cause each of its respective Affiliates to, make available upon reasonable advance notice and at reasonable times upon written request any personnel whose assistance or participation is reasonably required in anticipation of, or preparation for, existing or future Actions, investigations or claims by a third party in which such party or any of its Affiliates are involved relating to or in connection with the Company or the Business.

(c) For a period of one year after the Closing Date (or, if longer, for the time periods, if any, for which pro forma financial information relating to the Business is required to be disclosed pursuant to Regulation S-X under the U.S. Securities Exchange Act of 1934, as amended), each of Buyer and Seller shall, and shall cause each of its respective Affiliates to, and shall request each of its respective independent auditors to, cooperate with the other party in providing information relating to the Business or the Company for the purpose of preparing any financial statements or other financial reports that are required to be filed by such party or its Affiliates with the U.S. Securities and Exchange Commission.

(d) The requesting party shall reimburse the other party for its reasonable out-of-pocket expenses incurred in performing the covenants contained in this Section 7.02.

SECTION 7.03. Financing Cooperation. On and prior to the Closing, the Company shall use commercially reasonable efforts to provide, and the Company shall use commercially reasonable efforts to cause the Company’s Representatives to provide, in each case in a timely manner, reasonable cooperation and assistance to Buyer in connection with the arrangement of any debt financing for the Transaction, including, as reasonably requested, (i) assisting with due diligence activities of any debt financing sources relating to the financial information of the Company; (ii) making management of the Company available to participate in due diligence meetings and marketing sessions; and (iii) providing such certificates and documents as may be reasonably requested by Buyer and its debt financing sources; provided that nothing herein shall require (A) such cooperation to the extent it would interfere unreasonably with the business or operations of the Company; (B) the Company to prepare or deliver any financial statements or financial information not previously provided to Buyer or required to be delivered to Buyer pursuant to Section 6.05; or (C) deliver or cause the delivery of any legal opinions or any certificate as to solvency. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be required to bear any out-of-pocket cost or expense, pay any fee or incur any Liability or make, execute, deliver or take any corporate actions to authorize any commitment, Contract, certificate or document prior to Closing in connection with any such debt financing. Buyer shall reimburse the Company for its reasonable out-of-pocket expenses incurred in performing the covenants contained in this Section 7.03.

SECTION 7.04. Proprietary Information. (a) Prior to the Closing Date, the Company may have received proprietary, confidential or other non-public information (whether written, verbal, electronic, visual or otherwise) concerning Seller and its Affiliates and their respective businesses, financial condition, operations, assets and liabilities, including data, reports, interpretations, forecasts, business plans, documents (including Leases and other Contracts) and records, financial or otherwise, concerning or relating to Seller and its Affiliates or their respective customers, vendors or other counterparties in business relationships, in each case that is unrelated to the Business (all such information, together with any notes, analyses, compilations, studies, interpretations or other documents prepared by the Company, Buyer or any of their respective Affiliates or any of their respective Representatives (collectively, the “Buyer Representatives”) that contain, reflect or are based upon, in whole or in part, such information, the “Seller Confidential Information”)). Prior to the Closing Date, Seller was routinely supplied with proprietary, confidential or other non-public information (whether written, verbal, electronic, visual or otherwise) concerning the Company and the Business and their respective financial condition, operations, assets and liabilities, including data, reports, interpretations, forecasts, business plans, documents (including Leases and other Contracts) and records, financial or otherwise, concerning or relating to the Company or its customers, vendors or other counterparties in business relationships, in each case that is related to the Business (all such information, together with any notes, analyses, compilations, studies, interpretations or other documents prepared by Seller or any of its Affiliates or any of their respective Representatives (collectively, the “Seller Representatives”) that contain, reflect or are based upon, in whole or in part, such information, the “Company Confidential Information”). The Company Confidential Information and the Seller Confidential Information are collectively referred to as “Retained Confidential Information”.

(b) To the extent that, in the ordinary course of business following the Closing Date, Buyer or any of the Buyer Representatives discovers any information within the Company or the Books and Records that can be readily identified as Seller Confidential Information, or Seller or any of the Seller Representatives discovers any information that can readily be identified as Company Confidential Information, then the discovering party (as applicable) agrees that it shall, and shall cause its Representatives to, keep such Retained Confidential Information confidential, not use such Retained Confidential Information except as expressly contemplated by any of the Transaction Documents, and not disclose such Retained Confidential Information to any Person in any manner whatsoever at any time, in each case except to the extent required by Law, but in such case only in accordance with the provisions of this Section 7.04. In the event that disclosure is so required by Law, the discovering party shall provide the other party with prompt written notice of any such requirement so that the other party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 7.04. If the other party determines to seek such a protective order or other remedy, the discovering party shall cooperate (and will use its commercially reasonable efforts to cause its Representatives to cooperate) with the other party’s efforts to obtain such a protective order or other remedy. If, in the absence of a protective order or other remedy or the receipt of a waiver by the other party, the discovering party or any of its Representatives are nonetheless, on the written advice of counsel, required by Law to disclose Retained Confidential Information, the discovering party or its applicable Representative may, without liability under this Section 7.04, disclose to, or as required by, the applicable Governmental Entity only that portion of the Retained Confidential Information which such counsel advises in writing is legally required to be disclosed (and any such disclosure shall be made only to such Persons to whom such counsel advises in writing such information is legally required to be disclosed); provided that the discovering party must exercise its commercially reasonable efforts to preserve the confidentiality of the Retained Confidential Information, including by cooperating with the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Retained Confidential Information. In the event that the discovering party discovers that any Retained Confidential Information in written or electronic form is in the possession of the discovering party or any of its Representatives as set forth in this Section 7.04, it shall promptly inform the other party and shall, upon the request of the other party, promptly (and in any event within 10 business days following such request), at the option of the other party and at the other party’s cost, deliver to the other party or destroy all such written or electronic information, without keeping any copies, in whole or part, thereof.

SECTION 7.05. Insurance. Except with respect to Pre-Closing Insurance Claims, Buyer acknowledges that coverage for the Business under the Business Insurance Policies and any other insurance policy of Seller will cease as of the Closing Date and that neither Seller nor its Affiliates will purchase any “tail” policy or other additional or substitute coverage for the benefit of Buyer relating to the Business Insurance Policies, any other insurance policy of Seller or the Business applicable in any period after the Closing Date. Notwithstanding this provision, Seller agrees that Seller or its Affiliates, as applicable, shall, with respect to any incident that relates to any damage, impairment or loss of a Transferred Asset or an asset of the Company that is potentially covered under a Business Insurance Policy in effect prior to the Closing Date or is otherwise a Pre-Closing Insurance Claim, (a) report such incident to the appropriate insurer as promptly as practicable and in accordance with the terms and conditions of the Business Insurance Policy after such incident is reported to Seller; (b) include Buyer on material correspondence and possible litigation proceedings relating to such incident; and (c) instruct that such proceeds are paid directly to the injured party in settlement of any claims relating to such incident, rather than to Seller or its Affiliates, or, if such proceeds are received by Seller or any of its Affiliates, pay such proceeds over to Buyer; provided that Buyer shall notify Seller promptly of any potential claim, shall cooperate in the investigation and pursuit of any claim, shall have the right to effectively associate in the pursuit of any claim, including the ability to withhold its consent to any proposed claim settlement (such consent not to be unreasonably withheld, conditioned or delayed) and shall bear all reasonable out-of-pocket expense incurred by Seller or its Affiliates in connection with the foregoing; provided further that notwithstanding anything herein to the contrary, Seller and its Affiliates shall be obligated to use only commercially reasonable efforts to pursue any claims that are potentially covered by the Business Insurance Policies or otherwise constitute a Pre-Closing Insurance Claim and shall not, for the avoidance of doubt, have any obligation to commence any litigation or pay any amounts to any person with respect to any matter potentially covered by any Business Insurance Policy. Notwithstanding the foregoing, Seller makes no representation or warranty as to whether any recovery under any Business Insurance Policy will be received with respect to any particular incident arising before or after the Closing Date. Buyer agrees that Seller shall have no Liability under this Agreement or otherwise for any Liabilities in respect of any failures by Buyer to (x) report in a timely manner or for any delays in reporting by Buyer or its Affiliates that void any available coverage under Business Insurance Policies, or (y) recover under any Business Insurance Policy with respect to any particular claim. As of the Closing Date, Buyer agrees to arrange for its own insurance policies with respect to the Company. To the extent that, after the Closing, Seller receives insurance proceeds in respect of losses suffered by the Company for which a pending or open claim has been filed with the applicable insurer prior to the Closing (“Pre-Closing Insurance Claims”), Seller shall remit such proceeds to the Company or to Buyer.

SECTION 7.06. Payments from Third Parties. In the event that, on or after the Closing Date, either party shall receive any payments or other funds due to the other party pursuant to the terms of any of the Transaction Documents, then the party receiving such funds shall promptly forward such funds to the proper party. The parties acknowledge and agree there is no right of offset regarding such payments and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under any of the Transaction Documents.

SECTION 7.07. Tax Matters. (a) Preparation and Filing of Tax Returns; Payment of Taxes. (i) Seller shall prepare and file all Tax Returns required to be filed by or on behalf of the Company for any Tax period of such entities ending on or before the Closing Date (the “Pre-Closing Tax Returns”). The Pre-Closing Tax Returns shall be prepared in a manner that is consistent with past practice, except as otherwise required by applicable Law or agreed by the parties in writing. Seller shall also prepare and file all Tax Returns for the Company that are required to be included in (or filed with) a Tax Return of an affiliated, consolidated, combined, unitary or aggregate group of which Seller or any of its Affiliates is part for Pre-Closing Tax Periods, which Tax Returns, for the avoidance of doubt, shall not be considered Pre-Closing Tax Returns.

(A) In the case of any Pre-Closing Tax Return that is required to be filed by the Company before the Closing Date, Seller shall (1) provide Buyer with a copy of such Tax Return for Buyer’s review within a reasonable period of time before the filing of such Tax Return (such period to be no less than 30 calendar days with respect to an income Tax Return), and (2) timely file or cause to be filed such Tax Return with the relevant Taxing Authority.

(B) In the case of any Pre-Closing Tax Return that is required to be filed by Buyer or any of its Affiliates (including the Company) after the Closing Date, Seller shall present each such Tax Return to Buyer for Buyer’s review and comment within a reasonable period of time prior to the filing of such Tax Return, such period to be no less than 30 calendar days with respect to an income Tax Return, taking into account extensions. If Buyer delivers an objection to Seller, Seller shall consider in good faith any reasonable comments from Buyer and Buyer shall timely file or cause to be filed such Tax Return in the form agreed by Seller in writing with the relevant Taxing Authority and Seller shall pay all Taxes reflected as due on such Tax Return by the due date thereof. To the extent the parties are unable to reach agreement on a disputed item and such item is expected to have a material effect on a Tax Liability of the Company or Buyer for any Post-Closing Tax Period, then the parties shall submit such dispute to the Tax Matters Accounting Arbitrator in accordance with the procedures set forth in Section 7.07(a)(ii) no later than 20 calendar days after the date of Buyer’s delivery of an objection to Seller.

(ii) Seller shall prepare, or cause to be prepared, all Tax Returns required to be filed by or on behalf of the Company for any Straddle Period (the “Straddle Period Tax Returns”) on a basis consistent with the past practices of the Company, unless a different position is required by applicable Law or agreed by the parties in writing. With respect to any such Tax Return, Seller shall deliver to Buyer for review and approval at least 30 calendar days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), a statement setting forth the amount of Tax for which Buyer is responsible pursuant to Section 10.03(d) and a copy of such Tax Return, together with any additional information that Buyer may reasonably request. Buyer shall deliver written notice to Seller within 15 calendar days after Buyer’s receipt of such statement and Tax Return either accepting or objecting to such statement or Tax Return, and, if Buyer shall not have delivered such written notice within such 15-day period, Buyer shall be deemed to have agreed to such statement and Tax Return and shall timely file or cause to be filed such Tax Return in such accepted form with the relevant Taxing Authority. If Buyer objects to such statement or Tax Return in accordance with the immediately preceding sentence, Seller and Buyer shall attempt to resolve their differences by good faith negotiation to agree on such statement and Tax Return. If Seller and Buyer are unable to agree on such statement and Tax Return within 15 calendar days after delivery of Buyer’s objection to such statement and Tax Return in accordance with the immediately preceding sentence, Seller and Buyer shall jointly request that an independent accounting firm mutually agreed upon by Buyer and Seller (“Tax Matters Accounting Arbitrator”) make a determination in resolution of any issue in dispute as promptly as possible. The determinations of the Tax Matters Accounting Arbitrator shall be final, binding and conclusive and Buyer shall timely file or cause to be filed the Straddle Period Tax Return in accordance with such determinations with the relevant

Taxing Authority. The Tax Matters Accounting Arbitrator will determine the allocation of the cost of its review and report to each party based on the inverse proportion of (x) the portion of the Tax Matters Accounting Arbitrator’s determination (before such allocation) successfully awarded to such party bears to (y) the total amount of the Tax Matters Accounting Arbitrator’s determination (before such allocation) as originally submitted to the Tax Matters Accounting Arbitrator. For example, should the items in dispute total $1,000 and the Tax Matters Accounting Arbitrator awards $600 in favor of Seller’s position, 60% of the costs of the Tax Matters Accounting Arbitrator’s review would be borne by Buyer and 40% of the costs would be borne by Seller. Seller and Buyer shall pay the fees and expenses of the Tax Matters Accounting Arbitrator as so allocated.

(iii) Unless otherwise required by Law, neither Buyer nor any of its Affiliates (including the Company) shall file an amended Tax Return of, or agree to any waiver or extension of the statute of limitations relating to Taxes with respect to, the Company for a Pre-Closing Tax Period or a Straddle Period without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(iv) Except as otherwise provided in Section 7.07(a)(i)(B), all Taxes due and payable with respect to Tax Returns described in Section 7.07 will be paid by filer, subject to reimbursement by the other party pursuant to Section 7.07(h) and Section 10.03(d).

(b) Transfer Taxes. All Transfer Taxes shall be borne 50% by Seller and 50% by Buyer. Each party shall use commercially reasonable efforts to avail itself of any available reductions of or exemptions from any such Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

(c) Refunds. Seller shall be entitled to retain, or receive prompt payment from Buyer or any of Buyer’s Subsidiaries or Affiliates (including the Company from and after the Closing) with respect to, any refund, credit, offset or other similar benefit received or realized with respect to Taxes attributable to the Company for any Tax period ending on or before the Closing Date, including any such amounts arising by reason of amended Tax Returns filed after the Closing Date. In connection with the foregoing, if Seller determines that the Company is entitled to file or make a formal or informal claim for a refund of Taxes (including by filing an amended Tax Return) with respect to a Pre-Closing Tax Period, Seller shall be entitled, at Seller’s expense, to file or make, or to request that Buyer cause the Company to file or make, such formal or informal claim for refund, and Seller shall be entitled to control the prosecution of such claim for refund subject to Buyer’s right to participate, at Buyer’s expense, in any such formal or informal claim or Tax Proceeding relating to a claim for refund. Buyer will cooperate, and cause the Company to cooperate, with respect to such claim for refund, and will pay, or cause the Company to pay, to Seller the amount (including interest) of any related refund, credit, offset or other similar benefit received or realized by Buyer or any Affiliate thereof (including the Company), within five calendar days of receipt (or realization) thereof, and net of any (i) unreimbursed costs incurred by Buyer or any of its Affiliates in respect of such refund, credit, offset or other similar benefit and (ii) any Taxes imposed on Buyer in respect of any such refund. Buyer and the Company shall be entitled to retain, or receive prompt payment from Seller with respect to, any refund, credit, offset or other similar benefit received or realized with respect to Taxes attributable to the Company for a Tax period beginning after the Closing Date. Buyer and Seller shall equitably apportion any refund, credit, offset or other similar benefit received or realized with respect to Taxes attributable to the Company for a Straddle Period in a manner consistent with the principles set forth in Section 7.07(d). Any payment between Buyer or any of its Subsidiaries or Affiliates (including the Company from and after the Closing), on the one hand, and Seller and its respective Affiliates, on the other hand, under this Section 7.07(c) shall be treated as an adjustment to the Purchase Price for Tax purposes unless there is no reasonable basis for doing so under the applicable Tax Law. Notwithstanding anything to the contrary in this Section 7.07(c), Buyer shall under no circumstances be required to cooperate with Seller or file any claim for refund requested by Seller with respect to a claim that (i) is not more likely than not correct, or (ii) is reasonably expected to expose Buyer to increased Taxes for any Post-Closing Tax Period.

(d) Straddle Periods. In the case of any Straddle Period, Taxes shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period, in the case of (i) Taxes imposed on a periodic basis (such as real, personal and intangible property Taxes) on a daily pro rata basis; and (ii) other Taxes, as if the relevant taxable period ended as of the close of business on the Closing Date and, in the case of any such Taxes attributable to the ownership of any equity interest in a partnership, other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or foreign Law), as if the taxable period of such partnership, other “flowthrough” entity or controlled foreign corporation ended as of the close of business on the Closing Date (whether or not such taxes arise in a Straddle Period of the applicable owner).

(e) Tax Contests. (i) Buyer shall notify Seller within ten business days of receiving notice of a Tax Proceeding relating to a Pre-Closing Tax Period with respect to the Company. With respect to any Tax Proceeding relating to a Pre-Closing Tax Period, Seller may choose in its sole discretion (at its expense) to control any such proceeding, subject to Buyer’s right to participate (at its expense and by employing counsel of its choosing) in such proceeding and Seller shall not compromise or settle any such dispute without first obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, if such compromise or settlement would have an effect on a Tax Liability for a Post-Closing Tax Period. With respect to any Tax Proceeding relating to a consolidated, combined or unitary Tax Return, Seller shall have the right to exclusively control any such proceeding and make all decisions in connection therewith.

(ii) Except as otherwise provided herein, Buyer shall control all proceedings with respect to Taxes of the Company for any Post-Closing Tax Period or Tax Proceeding described in Section 7.07(e)(i) for which Seller chooses not to control.

(iii) Buyer, the Company and each of their respective Affiliates, on the one hand, and Seller and its respective Affiliates, on the other hand, shall cooperate with respect to any Tax Proceeding, which cooperation shall include the retention and, upon request, the provision to the requesting party of records and information which are reasonably relevant to such Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Proceeding. Buyer and Seller shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.07(e).

(f) Section 338 Election.

(i) Buyer and Seller shall jointly make, or cause to be made, an election under Section 338(h)(10) of the Code and any related U.S. state or local elections and shall deliver to the other duly executed forms, if required, to effectuate said election for federal, state and/or local Tax purposes, with respect to the Company.

(ii) Seller shall prepare and deliver to Buyer copies of IRS Form 8883 and a schedule allocating the Purchase Price among the assets of the Company and the Transferred Assets (the “Purchase Price Allocation Schedule”) within 90 days after the Closing Date. The Purchase Price Allocation Schedule and any other form or document prepared or provided by Seller pursuant to this Section 7.07(f)(ii) shall be reasonable and shall be prepared in good faith in accordance with Section 338 of the Code and Section 1060 of the Code and the Treasury Regulations thereunder or applicable state Tax Law. Seller and Buyer agree to consult and resolve in good faith any issue arising as a result of the Purchase Price Allocation Schedule and the IRS Form 8883, and to mutually consent to the filing as promptly as possible of IRS Form 8883, and any applicable state or local filings, in accordance with the agreement reached by the Parties.

(iii) In the event Seller and Buyer are unable to resolve any dispute within 30 calendar days following the delivery of the copies of such IRS Form 8883 and Purchase Price Allocation Schedule to Buyer, Seller and Buyer shall submit the dispute to the Tax Matters Accounting Arbitrator consistent with the procedures for engaging such party as described in Section 7.07(a)(ii), including with respect to the division of fees.

(iv) Seller and Buyer agree to file, and cause their respective Affiliates to file, all U.S. Tax Returns (if any) in accordance with the Section 338(h)(10) election and, if there is a mutually agreed upon Purchase Price Allocation Schedule, such schedule, and shall neither take any position contrary thereto (unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar U.S. state or local Tax provision)) nor modify or revoke any Section 338(h)(10) election. Buyer and Seller shall cooperate to file Tax Returns or deliver such forms as may be necessary, and as contemplated by this Section 7.07(f), to effectuate the Section 338(h)(10) election for purposes of state, local or foreign Tax Law. The allocation of the Purchase Price as contemplated by this Section 7.07(f) shall be adjusted as necessary to take into account adjustments to the Purchase Price under this Agreement, including with respect to adjustments contemplated by Section 2.05, and payments in respect of Section 7.07(h) and Article X.

(g) Miscellaneous. (i) Buyer shall not, and shall not cause or permit any Affiliate (including the Company) to, take any action on the Closing Date other than in the ordinary course of business except (A) as required by this Agreement or applicable Law; (B) with Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed); or (C) to the extent such action does not increase a Tax Liability in a Pre-Closing Tax Period.

(ii) With respect to the Company, Buyer shall not make or change any election with respect to Taxes that would reasonably be expected to give rise to a Seller Tax indemnity obligation under Section 7.07(h) or reduce any Tax asset of Seller or any of its Affiliates, except for an election under Section 338(h)(10) of the Code and related U.S. state or local elections as provided in Section 7.07(f).

(iii) Each of Buyer and Seller shall cooperate and provide the other with such information and records, and make each of its respective Representatives available, as may reasonably be requested by such other party in connection with the preparation of any Tax Return of the Company or Seller, insofar as it relates to the Company, including with respect to any Pre-Closing Tax Period or a Straddle Period, and Buyer shall, within a reasonable period of time after Closing or after the end of the applicable Tax period, as the case may be, provide, or cause the Company to provide, data and other Tax related information necessary to enable Seller to comply with the Tax Return filing obligations of or relating to the Company, it being understood that the provision of such data and other Tax related information shall not extend to providing data or information to which Buyer has no access, or has been denied access, pursuant to the provisions of this Agreement. Notwithstanding anything to the contrary herein, Seller shall not be required to provide Buyer with a copy of, or otherwise disclose the contents of, any consolidated, combined or unitary Tax Return; provided, however, Seller shall make available to Buyer or the Company, as determined by Seller in its sole discretion, reasonable and appropriate resources, including employees with knowledge of the Company’s Tax Return filings for Pre-Closing Tax Periods filed on a consolidated, combined or unitary basis, for the purpose of answering questions and assisting Buyer or the Company in complying with its Tax Return filing obligations.

(h) Indemnity. From and after the Closing, and notwithstanding anything to the contrary in this Agreement, Seller shall indemnify and hold harmless the Buyer Indemnitees against and from (i) any Taxes imposed on or with respect to the Company arising from or attributable to all Pre-Closing Tax Periods; (ii) any Taxes imposed on the Company as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any U.S. state, local or non-U.S. Law as a result of the Company being a member of an Affiliated, consolidated, combined or unitary group prior to the Closing or Taxes imposed on the Company as a transferee, successor, by Contract or pursuant to any Law which Taxes relate to an event or transaction occurring before the Closing Date; (iii) Seller’s share of Transfer Taxes set forth in Section 7.07(b); (iv) any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar Contracts (other than a Contract, such as a Lease, the primary purpose of which does not relate to Taxes) to which the Company was obligated, or was a party, prior to the Closing; or (v) any Taxes arising from, caused by or related to any of Seller’s or its Affiliates’ actions taken pursuant to Section 6.06. For the avoidance of doubt, and notwithstanding any expiration of the survival of the Tax representations and warranties, and any Claim with respect thereto, as provided for in Section 10.01, the obligations of Seller pursuant to this Section 7.07(h) shall survive until 60 calendar days after the expiration of the applicable statute of limitations

SECTION 7.08. Replacement of Credit Support. Buyer shall use commercially reasonable efforts to obtain or provide, effective as of the Closing, guarantees, letters of credit or other credit support or financial obligation assurances in full substitution for (a) each of the guarantees, letters of credit or similar assurances set forth on Schedule 7.08 and (b) any other guarantees, letters of credit or similar assurances issued or provided by Seller or any Affiliate of Seller for the benefit of the Company after the date hereof in the ordinary course of business and in compliance with Section 6.01 or with the written consent of Buyer in its sole discretion (clauses (a) and (b) collectively, the “Seller Guarantees”), in each case in form and substance reasonably acceptable to Seller and the counterparties thereto or beneficiaries thereof, and shall obtain the full release of all Seller Guarantees in form and substance reasonably acceptable to Seller in connection therewith; provided that nothing herein shall require Buyer to pay money to effect any such substitution or release. Seller shall in good faith cooperate with Buyer and provide Buyer all information reasonably requested by Buyer to facilitate Buyer’s performance of its obligations under this Section 7.08, including to obtain such substitute guarantees, letters of credit or other credit support or financial obligation assurances. Without limiting the foregoing, in the event that any Seller Guarantees are not fully released at or prior to the Closing, Buyer shall continue to use commercially reasonable efforts to obtain or provide guarantees, letters of credit or other credit support or financial obligation assurances in full substitution of the Seller Guarantees as promptly as practicable and Buyer shall indemnify and hold harmless Seller and its Affiliates against and from any and all liabilities arising out of or relating to such Seller Guarantees, including the cost of any fees, interest or other expenses incurred by Seller or its Affiliates to maintain such Seller Guarantees following the Closing and any liabilities arising out of any claim or demand under any such Seller Guarantees.

SECTION 7.09. Ancillary Agreements. At the Closing, Buyer, Seller and certain of their respective Affiliates, as applicable, shall enter into, execute and deliver the Transition Services Agreement, the Honeywell Master Services Agreement and any other Ancillary Agreement necessary to fully effect the Transactions.

SECTION 7.10. Further Assurances. If at any time after the Closing any further action is necessary or desirable to fully effect the Transactions, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents including Intellectual Property assignment agreements) as any other party may reasonably request.

SECTION 7.11. Additional Payments. Buyer shall make the additional payments on Schedules 7.11(a) and 7.11(b), if any, in accordance with the terms and conditions set forth in Schedules 7.11(a) and 7.11(b), and Buyer and Seller shall comply with the covenants and obligations set forth therein.

SECTION 7.12. Covenant Not To Sue. Seller, on behalf of itself and its Affiliates and their respective successors and assigns, hereby covenants not to file, declare, commence or maintain, nor to assist, authorize or grant any third party the right to file, declare, commence or maintain, any proceeding, suit or other action, at law or in equity, against KBR, Inc. or its Subsidiaries (including the Company) for any claim or cause of action alleging infringement, misuse, misappropriation or other violation by KBR, Inc. or its Subsidiaries of or under any Business Intellectual Property owned by Seller or its Affiliates (excluding Seller

Marks) as of the Closing and not otherwise licensed pursuant to the terms of the Transition Services Agreement solely for use, practice or commercialization of such Business Intellectual Property, during the five (5)-year period immediately following the Closing, in the conduct of the Business as it is conducted and as it is anticipated to be conducted as of the Closing, and any natural developments or natural extensions of such Business, including for clarity, use or practice of such Business Intellectual Property in the performance of the Master Services Agreement.

ARTICLE VIII

Employees

SECTION 8.01. Employee Benefits Matters. (a) From and after the date hereof until the Closing Date, Buyer shall consult with Seller and obtain Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) before distributing any communications to any Employee of the Business, whether relating to employee benefits, post-Closing terms of employment or otherwise. Buyer shall provide Seller with advance copies of, and a reasonable opportunity to comment on, all such communications. At the request of Buyer, Seller shall cooperate with Buyer and use commercially reasonable efforts to make available for discussion at reasonable times for purposes of preparing for the consummation of the Transactions members of the Seller’s de-integration team established in connection with the Transactions.

(b) In the event the employment of any Employee of the Business will not automatically transfer to Buyer or its Affiliates upon the occurrence of the Closing by operation of Law or pursuant to the transfer of the Transferred Equity Interests (each, an “Offer Employee”), not less than 5 business days prior to the Closing, Buyer or one of its Affiliates will offer employment, effective at 11:59 p.m., local time, on the Closing Date (the “Transfer Time”), to such Employee of the Business in accordance with this Agreement, subject to Seller providing Buyer with information necessary to make such offers of employment. Offers pursuant to this Section 8.01(b) shall (i) be for a comparable position at the same or a nearby geographic work location, in each case, to those as of the Closing Date; (ii) be sufficient to avoid statutory or common Law severance obligations (but other than those severance obligations that are payable regardless of the terms of the offer) or severance obligations under the arrangements set forth on Schedule 8.01(b); and (iii) otherwise comply in all respects with applicable Law (including with respect to compensation and benefits). With respect to any Offer Employee who, as of the Closing Date, is on approved leave of absence from work with Seller or its Affiliates (each, an “Inactive Employee”), Buyer shall offer employment to such individual on the earliest practicable date following the return of such individual to work with Seller and its Affiliates and otherwise on terms and conditions consistent with this Section 8.01; provided that such employee returns to work within 180 calendar days following the Closing Date or such later time as required by applicable Law or the terms of any applicable Collective Bargaining Agreement upon presenting themselves for duty to the Business. No later than 10 business days prior to the Closing, to the extent permitted by applicable Law, Seller shall provide Buyer a list of all Inactive Employees and the projected end date of each such leave of absence. Following the Closing and while Buyer has obligations pursuant to this Section 8.01(b), Seller shall promptly notify Buyer of the occurrence of the end of any such leave of absence. In the case of any Inactive Employee who becomes a Transferred Employee on a date following the Closing Date, all references in this Agreement to (A) the day following the Closing Date shall be deemed to be the references to the date on which such individual becomes a Transferred Employee and (B) the Transfer Time shall be deemed to be references to 11:59 p.m., local time, on the date that such individual becomes a Transferred Employee. For the avoidance of doubt, the 12-month period immediately following the Closing Date referred to in Section 8.01(e) shall not be extended by operation of the preceding sentence, except as may be required by applicable Law. In any jurisdiction where the employment of an Employee of the Business can transfer automatically to Buyer and its Affiliates upon the occurrence of the Closing by operation of Law (other than pursuant to the transfer of the Transferred Equity Interests), (x) Buyer and Seller agree to take, or cause their respective Affiliates to take, all actions required under applicable Law and all other actions as are necessary or appropriate such that the employment of such Employee of the Business will transfer to Buyer or its Affiliates automatically as of the Transfer Time and (y) in respect of Employees of the Business who are principally employed in Mexico, such Employees of the Business will be transferred to Buyer or one of its Affiliates as of the Closing Date through “employer substitution mechanics.”

(c) To the extent permitted by applicable Law and as soon as practicable after the date of this Agreement, but in no event later than 15 calendar days after the date of this Agreement, Seller shall provide Buyer with a true and complete list set forth on Schedule 8.01(c) containing an identification number, date of hire, position, location, union affiliation, and base salary, wage rate and bonus opportunity, as applicable, of each individual identified by Seller as expected to be an Offer Employee, and Seller shall update such information periodically prior to the Closing Date to reflect new hires, leaves of absence and employment terminations and any other material changes thereto and provide copies of such updated lists and information to Buyer.

(d) Seller and Buyer intend that the Transactions should not constitute a separation, termination or severance of employment of any Employee of the Business prior to or upon the occurrence of the Transfer Time, including for purposes of any Business Employee Benefit Plan that provides for separation, termination or severance benefits, and that such employee will have continuous and uninterrupted employment immediately before and immediately after the Transfer Time, and Seller and Buyer shall, and shall cause their respective Affiliates to, comply with any requirements under applicable Law to ensure the same. Buyer or its Affiliates shall bear all the liabilities, obligations and costs relating to, and shall indemnify and hold harmless Seller and its Affiliates from and against, (i) any claims made by any Employee of the Business for any statutory or common law severance obligations, any other related legally mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to a Judgment of a court having jurisdiction over the parties hereto), and severance obligations under the arrangements set forth on Schedule 8.01(b), and for any other claim, cost, liability or obligation (whether related to compensation, benefits or otherwise), in each case, arising out of or in connection with (A) the failure of Buyer or its Affiliates to make an offer of employment to anyone designated by Seller as an Offer Employee pursuant to this Agreement, or to continue the employment of, any Employee of the Business or any other individual who is entitled to automatically transfer to Buyer or its Affiliates upon the occurrence of the Closing by operation of Law or pursuant to the transfer of the Transferred Equity Interests, in each case, in accordance with this Agreement or applicable Law or (B) the Employee of the Business’ refusal to accept an offer of employment from (or to commence employment with), or objection to the automatic transfer of employment to, Buyer or its Affiliates, and (ii) any claims relating to the employment of any Transferred Employee after the Transfer Time in respect of any act or omission relating to the employment of any Transferred Employee after the Transfer Time.

(e) With respect to each Transferred Employee, for the 12-month period immediately following the Closing Date or such longer period required by applicable Law (such period, the “Benefits Continuation Period”), Buyer and its Affiliates shall (or shall cause any other Person providing compensation and benefits on their behalf to) provide to each such Transferred Employee (i) no less favorable base salary or wage rates, as applicable than the base salary or wage rates, as applicable, provided by Seller and its Affiliates (or any other Person providing compensation and benefits on their behalf) immediately prior to the Closing; (ii) cash incentive compensation opportunities that when considered together with the base salary or wage rates, as applicable, provided under clause (i) provide such Transferred Employee with compensation that is substantially comparable in the aggregate to the base salary or wage rates, as applicable, and cash incentive compensation opportunities provided by Seller and its Affiliates (or any other Person providing compensation and benefits on their behalf) immediately prior to the Closing, but excluding the impact of any equity-based award or growth plan units; (iii) employee benefits under plans, programs and arrangements that will provide benefits to such Transferred Employee that are substantially comparable in the aggregate to either (1) the employee benefits provided by Seller and its Affiliates (or any other Person providing compensation or benefits on their behalf) immediately prior to the Closing or (2) the employee benefits generally made available to other similarly situated employees of the Buyer and its Affiliates, excluding any benefits not made available to newly hired employees of Buyer or its Affiliates; and (iv) an office within a commute of no more than 50 miles from his or her office as of immediately prior to the Closing Date, in each case subject to applicable Law; provided that if a relocation beyond that distance is required and such employee’s employment terminates as a result of his desire not to accept such a relocation, such employee shall receive from Buyer the severance benefits at the level set forth in Section 8.01(g); provided further that, in the case of clauses (i) through (iii), Buyer shall comply with any additional requirements in order to avoid a claim of separation, termination or severance of employment under applicable Law or any Collective Bargaining Agreement. Notwithstanding the foregoing, nothing contemplated by this Agreement shall be construed as requiring either Buyer or any of its Affiliates to continue the employment of any Transferred Employee for any period after the Closing Date; provided that such employee shall receive from Buyer the severance benefits set forth in, and in accordance with, Section 8.01(g).

(f) As of the Closing, Buyer shall assume and honor or cause its Affiliates to assume and honor, in accordance with their terms, all obligations with respect to the bonus amounts payable to Transferred Employees under each incentive plan maintained by Seller or its Affiliates as described on Schedule 8.01(f) with respect to the performance period in which the Closing occurs, provided that, with respect to the portion of any such bonus amounts related to periods on or prior to the Closing Date, solely to the extent taken into account as a Current Liability in the calculation of Closing Date Net Working Capital (the “Assumed Payments”). Such Assumed Payments shall be determined in accordance with the terms of Schedule 8.01(f); provided that the employer portion of any employment Tax related to the portion of the Assumed Payments that relate to periods on or prior to the Closing Date shall also be taken into account as a Current Liability in the calculation of Closing Date Net Working Capital. Buyer and Seller

agree that for Tax purposes, (A) Assumed Payments that are taken into account as a Current Liability in the calculation of Closing Date Net Working Capital, and the employer portion of any employment Tax related to such Assumed Payments, shall be deemed to be paid by Buyer acting on behalf of Seller, (B) Seller rather than Buyer shall be the party that will take a Tax deduction in respect of such amounts and (C) such amounts do not represent an adjustment to the Purchase Price for Tax purposes.

(g) With respect to each Transferred Employee terminated during the Benefits Continuation Period (other than for cause, as reasonably determined by Buyer or any of its Affiliates), Buyer or its Affiliates shall provide severance or termination benefits to each such Transferred Employee that are no less favorable than those severance or termination benefits applicable to each such Transferred Employee as of immediately prior to the Closing Date, as set forth on Schedule 8.01(g).

(h) With respect to each Transferred Employee, effective from and after the Transfer Time, Buyer and its Affiliates shall (i) recognize, for all purposes (other than benefit accrual under a defined benefit pension plan) under all plans, programs and arrangements established or maintained by Buyer or its Affiliates for the benefit of such Transferred Employees, service with Seller and its Affiliates prior to the Closing to the extent such service was recognized under the corresponding Business Employee Benefit Plan covering such Transferred Employee, including for purposes of eligibility, vesting and benefit levels and accruals (other than benefit accrual under a defined benefit pension plan), in each case, except where it would result in a duplication of benefits, (ii) use commercially reasonably efforts to waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Buyer or its Affiliates for the benefit of the Transferred Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding Business Employee Benefit Plan and (iii) use commercially reasonably efforts to provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Closing for the plan year in which the Closing occurs. To the extent any Transferred Employee receives compensation or benefits from another Person on behalf of Buyer and its Affiliates, Buyer and its Affiliates will use commercially reasonable efforts to cause such Person to comply with the requirements of this Section 8.01(h) as if such compensation or benefits were provided pursuant to plans, programs or arrangements established or maintained by Buyer and its Affiliates.

(i) If any Employee of the Business requires a work permit or employment pass or other legal or regulatory approval for his employment with Buyer or its Affiliates, both Buyer and Seller shall, and shall cause their respective Affiliates to, cooperate and use their commercially reasonable efforts to cause any such permit, pass or other approval to be obtained and in effect prior to the Transfer Time. Notwithstanding the foregoing, to the extent permitted by applicable Law or any Collective Bargaining Agreement, in the event an applicable work permit for an Employee of the Business is not in place with Buyer or its Affiliate as of the Transfer Time, such Employee of the Business shall be treated as an Inactive Employee hereunder and the parties shall reasonably cooperate to provide for the services of such Employee of the Business to be made available exclusively to Buyer through an employee secondment, services or similar arrangement under which Buyer shall be responsible for all the economic costs of such individual’s compensation and benefits (including reimbursement for any expenses incurred by such Employee of the Business, all applicable fees, Taxes and other amounts owed to third parties and all applicable social or national insurance contributions) for such service period until the applicable work permit can be obtained; provided, however, that both Buyer and Seller shall, and shall cause their Affiliates to, continue to cooperate and use their commercially reasonable efforts to obtain the applicable work permit.

(j) For the Benefits Continuation Period, Buyer shall assume and honor, in accordance with the terms of the applicable policy of Seller or its applicable Affiliate, all vacation days and other paid time off accrued but not yet taken by the Transferred Employees in or prior to the applicable accrual period in which the Closing Date occurs (including any non-forfeitable grandfathered vacation bank otherwise payable only upon termination of employment) that are included as Current Liabilities as of the Closing Date (the “Accrued Vacation Days”), for which payout as of the Closing Date is not required by applicable Law. To the extent that a Transferred Employee is entitled under applicable Law to be paid for any Accrued Vacation Days in connection with the Closing, Buyer and its Affiliates shall pay any such required amounts to such Transferred Employee.

(k) Notwithstanding anything to the contrary in this Agreement, from and after the Closing Date, Buyer shall (i) honor all obligations under any Collective Bargaining Agreement in accordance with its terms to the extent applicable to the Transferred Employees, including all compensation and benefit obligations in relation to service for periods after the Transfer Time, and (ii) recognize the unions or other applicable representative body that are party to the Collective Bargaining Agreements with respect to the Transferred Employees.

(l) (i) From and after the Closing Date, Buyer shall or shall cause one of its Affiliates to assume all employment, labor, compensation, employee welfare and employee benefits related Liabilities, commitments, claims and losses that are included in Current Liabilities or that relate to each (A) Transferred Employee (or any dependent or beneficiary of any Transferred Employee) that (1) arise as a result of an event or events that occur after the Transfer Time (except for such Liabilities, commitments, claims and losses set forth on Schedule 1.01(c)); (2) Buyer or its Affiliates have specifically agreed to assume, fulfill, bear, honor or be responsible for pursuant to this Agreement; or (3) transfer to Buyer or its Affiliates under applicable Law (or pursuant to the transfer of the Transferred Equity Interests) (except for such Liabilities, commitments, claims and losses described in the definition of Excluded HR Liabilities); (B) Employee of the Business (or any dependent or beneficiary of any such employee) who does not become a Transferred Employee as contemplated by this Agreement as a result of a breach by Buyer or any of its Affiliates of applicable Law, any Collective Bargaining Agreement or this Agreement that arise as a result of such breach; or (C) Assumed Benefit Plan (such Liabilities, commitments, claims and losses, the “Transferred HR Liabilities”);

(ii) Except as specifically provided in this Agreement (including with respect to the Transferred HR Liabilities), neither Buyer nor any of its Affiliates shall assume or be obligated to pay, perform or otherwise discharge, and Seller and its Affiliates, as the case may be, will remain liable to pay, perform and discharge when due all employment, labor, compensation, pension, employee welfare and employee benefits (including defined benefit pension and retiree welfare benefits) related Liabilities, commitments, claims and losses, including with respect to any Business Employee Benefit Plan, relating to (A) each employee of Seller and its Affiliates, including all former Employees of the Business (or any dependent or beneficiary of any such employee), other than the Transferred Employees and their dependents and beneficiaries, in each case, that arise out of an event or events that occur at any time; (B) each Offer Employee (or any dependent or beneficiary of any Offer Employee) that arise as a result of an event or events that occur as of or prior to the Transfer Time; (C) Business Employee Benefit Plans that are not Assumed Benefit Plans; (D) all Controlled Group Liabilities; (E) with respect to defined benefit pension and retiree welfare benefits, each Transferred Employee (or any dependent or beneficiary of any Transferred Employee) that arise out of any event or events that occur as of or prior to the Transfer Time; and (F) each Transferred Employee (or any dependent or beneficiary of any Transferred Employee) that arise out of any event or events that occur as of or prior to the Transfer Time and arise from Seller’s policies or practices to the extent that such policies or practices are in violation of applicable Law (such Liabilities, commitments, claims and losses, the “Excluded HR Liabilities);

(iii) Seller shall be, or shall cause its Affiliates to be, responsible for all (i) medical, vision, dental and prescription drug claims for expenses incurred by any Transferred Employee or his dependents, (ii) claims for short-term and long-term disability income benefits incurred by any Transferred Employee and (iii) claims for group life, travel and accident, and accidental death and dismemberment insurance benefits incurred by any Transferred Employee, in each case, as of or prior to the Transfer Time. Buyer shall be, or shall cause its Affiliates to be, responsible for all (A) medical, vision, dental and prescription drug claims for expenses incurred by any Transferred Employee or his dependents, (B) claims for short-term and long-term disability income benefits incurred by any Transferred Employee and (C) claims for group life, travel and accident, and accidental death and dismemberment insurance benefits incurred by any Transferred Employee, in each case, after the Transfer Time. Except in the event of any claim for workers compensation benefits, for purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows: (1) medical, vision, dental and/or prescription drug benefits (including hospital expenses), upon provision of the services, materials or supplies comprising any such benefits and (2) short- and long-term disability, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident giving rise to such benefits.

(iv) Seller and its Affiliates shall be responsible for all claims for workers compensation benefits that are incurred as of or prior to the Transfer Time by any Transferred Employee. Buyer and its Affiliates shall be responsible for all claims for workers compensation benefits that are incurred after the Transfer Time by any Transferred Employee. A claim for workers compensation benefits shall be deemed to be incurred when the event giving rise to the claim (the “Workers Compensation Event”) occurs. If the Workers Compensation Event occurs over a period both preceding and following the Transfer Time, the claim shall be the joint responsibility and liability of Seller and Buyer and shall be equitably apportioned between Seller and Buyer based upon the relative periods of time that the Workers Compensation Event transpired preceding and following the Transfer Time.

(v) To the extent permitted by applicable Law, Seller shall be permitted to make and retain copies of any personnel files or other records relating to the Excluded HR Liabilities. Without limiting the generality of Section 7.02, after the Closing Date, Buyer shall, and shall cause each of its Affiliates (including the Company) to, reasonably cooperate with, and provide reasonable assistance to, Seller and its Affiliates in connection with, or in preparation for, existing or future Actions, investigations or claims by a third party with respect to the Excluded HR Liabilities.

(m) No later than the Closing Date, Buyer shall establish or cause to be established, at its own expense, all employee benefit plans for Transferred Employees as are necessary to comply with Buyer’s obligations pursuant to this Section 8.01, as applicable. Effective as of the Closing, each Transferred Employee shall cease to participate in any Business Employee Benefit Plan (other than any Assumed Benefit Plan) as an active employee.

(n) To the extent applicable, the parties hereto acknowledge the application of the European Council Directive of March 12, 2001 (2001/23/EC) (the “Directive”), relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses and any country legislation implementing the Directive and any other similar Law (collectively, the “Transfer Regulations”). Buyer shall take all such actions that may be necessary or required in order to cause the Transfer Regulations to apply to the Transactions, and Buyer shall refrain from taking any action that could cause the Transfer Regulations not to apply to the Transactions. The parties hereto acknowledge and agree that they shall, and shall cause their respective Affiliates to, comply with the Transfer Regulations to the extent applicable.

(o) Seller shall, and shall cause its Affiliates to, undertake all provision of information and documentation to, and consultations, discussions or negotiations with, any unions, work councils and other employee representatives which represent Employees of the Business (collectively, the “Employee Representatives”) to the extent required by applicable Law in connection with the Transactions. To the extent required by applicable Law, Buyer and its Affiliates shall cooperate with respect to the foregoing, including by providing such information and documentation as Seller and its Affiliates or any Employee Representative may reasonably request.

(p) Seller shall take all action necessary to fully vest any Transferred Employee in any unvested amounts in the Seller’s Savings and Ownership Plan as of or prior to the Transfer Time.

(q) The provisions contained in this Agreement with respect to any Employee of the Business are included for the sole benefit of the respective parties hereto and shall not create any right in any other Person, including any Employee of the Business (or dependent or beneficiary of any of the foregoing). Nothing herein shall be deemed an amendment of any plan providing benefits to any employee of the Company, Buyer or any of their respective Affiliates.

ARTICLE IX

Termination

SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Seller and Buyer;

(b) by either Seller or Buyer:

(i) if the Closing has not occurred on or before December 12, 2016; or

(ii) if any Legal Impediment shall be in effect and shall have become final and non-appealable;

(c) by Seller, if Buyer breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 5.02 and (ii) cannot be cured or has not been cured within 30 calendar days following receipt by Buyer of written notice of such breach or failure to perform; and

(d) by Buyer, if Seller breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 5.01 and (ii) cannot be cured or has not been cured within 30 calendar days following receipt by Seller of written notice of such breach or failure to perform, unless, in the case of clauses (b), (c) and (d), the party seeking to terminate this Agreement is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

SECTION 9.02. Procedure for Termination. In the event of the termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given by the terminating party to the other party, and this Agreement shall terminate and the Transactions shall be abandoned without further action by either of the parties.

SECTION 9.03. Effect of Termination. If this Agreement is terminated pursuant to this Article IX, it will become void and of no further force and effect, with no Liability on the part of any party to this Agreement, except that the provisions of this Section 9.03, Section 6.02 and Article XI will survive any termination of this Agreement and the parties will continue to be bound by the Confidentiality Agreement in accordance with its terms; provided, however, that nothing herein shall relieve any party from Liability for Damages incurred or suffered by any other party as a result of any fraud, willful misconduct or material breach of this Agreement prior to such termination.

ARTICLE X

Indemnification

SECTION 10.01. Survival. All representations and warranties contained in this Agreement, and any Claim with respect thereto, shall survive the Closing until the date that is 12 months after the Closing Date, and shall then expire and be of no force or effect; provided, however, that (a) the representations and warranties set forth in Section 3.17 shall survive the Closing until the date that is 18 months after the Closing Date, and then shall expire and be of no force or effect and (b) the Seller Fundamental Representations shall survive indefinitely. The covenants and agreements that by their nature are required to be performed by or prior to the Closing, and any Claim with respect thereto, shall survive the Closing until the date that is 12 months after the Closing Date and shall then expire and be of no force or effect. All other covenants and agreements contained in this Agreement shall survive indefinitely except as otherwise specified herein. Any representation, warranty or covenant that is the subject of any Claim with respect to which notice is delivered by the Indemnified Party to the Indemnifying Party prior to the expiration of the applicable survival period set forth in this Section 10.01 shall survive with respect to such Claim until such Claim is fully and finally resolved.

SECTION 10.02. Indemnification by Seller. In addition to the indemnification set forth in Section 7.07, from and after the Closing, Seller shall indemnify and hold harmless the Buyer Indemnitees against and from any and all Damages that any Buyer Indemnitee may incur or suffer to the extent such Damages arise out of or result from (a) the breach of any representation or warranty made by Seller or the Company in this Agreement (or any certificate delivered by Seller or the Company pursuant to this Agreement), (b) the breach by Seller or any of its Affiliates (including solely to the extent on or prior to the Closing, the Company) of any covenant or agreement of Seller or, solely with respect to the covenants and agreements that by their nature are required to be performed by or prior to the Closing, the Company, contained in this Agreement, (c) any of the Excluded Liabilities; (d) Indebtedness of the Company outstanding and unpaid as of the Closing (provided that (i) in no event shall Seller have any indemnification obligation pursuant to this Section 10.02(d) or otherwise with respect to any amounts taken into account in any adjustment to the Purchase Price pursuant to Article II and (ii) the indemnification obligation of Seller pursuant to this Section 10.02(d) shall expire and be of no further force or effect on the date that is 18 months after the Closing Date) or (e) Seller’s share of Transfer Taxes set forth in Section 7.07(b). Buyer shall take, and shall cause the other Buyer Indemnitees to take, all commercially reasonable steps to mitigate any Damages upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto. For purposes of Section 3.18 and Section 3.09, and notwithstanding anything to the contrary herein, Seller shall have no liability for Taxes of the Company arising in or attributable to a Post-Closing Tax Period.

SECTION 10.03. Indemnification by Buyer. In addition to the indemnification set forth in Sections 7.08 and 8.01, from and after the Closing, Buyer shall indemnify and hold harmless the Seller Indemnitees against and from any and all Damages that any Seller Indemnitee may incur or suffer to the extent such Damages arise out of or result from (a) the breach of any representation or warranty made by Buyer in this Agreement (or any certificate delivered by Buyer pursuant to this Agreement), (b) the breach by Buyer or any of its Affiliates

(including after the Closing the Company) of any covenant or agreement contained in this Agreement, (c) except for Claims subject to indemnification by Seller pursuant to Section 10.02 (after taking into account the limitations set forth in Section 10.04), any Liabilities, whether arising before or after the Closing, of the Company, or (d)(i) any Tax liabilities of the Company, other than any such Tax liabilities that Seller must indemnify or hold harmless Buyer Indemnitees against or from under Section 7.07 or 10.02, and (ii) Buyer’s share of Transfer Taxes set forth in Section 7.07(b). Seller shall take, and shall cause the other Seller Indemnitees to take, all commercially reasonable steps to mitigate any Damages upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto.

SECTION 10.04. Scope of Liability. The rights of the Buyer Indemnitees and the Seller Indemnitees to indemnification pursuant to this Article X are subject to the following:

(a) Indemnification shall be available to the Buyer Indemnitees or the Seller Indemnitees under Section 10.02(a) or Section 10.03(a) (as applicable) only to the extent the aggregate amount of Damages otherwise due to the Buyer Indemnitees or the Seller Indemnitees, respectively, for all Claims under Section 10.02(a) or Section 10.03(a) (as applicable) for such indemnification exceeds $2,000,000 (the “Deductible”) and then indemnification shall be available to the Buyer Indemnitees or the Seller Indemnitees, respectively, for the amount of all payments due to the Buyer Indemnitees or the Seller Indemnitees, respectively, in excess of the Deductible, but only for Damages in excess of the Deductible up to $30,000,000. Neither Seller nor Buyer shall have any liability under Section 10.02(a) or Section 10.03(a) (as applicable) for any individual item where the Damages relating thereto (aggregating the Damages arising out of or resulting from the same or related facts, events or circumstances) are less than $30,000, provided that such items shall be aggregated and included for purposes of satisfying the Deductible. The limitations on Seller’s indemnification obligations in this Section 10.04(a) shall not apply to Claims for indemnification by any Buyer Indemnitee in respect of the inaccuracy or breach of any of the Seller Fundamental Representations. For the avoidance of doubt, the limitations in this Section 10.04(a) shall not apply to any claims for indemnification pursuant to Section 7.07(h). Solely for purposes of determining the amount of Damages resulting from any inaccuracy or breach of the representations and warranties contained in this Agreement (but not, for the avoidance of doubt, for purposes of determining whether any inaccuracy or breach of such representations and warranties has occurred), the determination shall, in each case, be made without references to the terms “material,” “materiality,” “Material Adverse Effect,” “material adverse effect” or other similar qualifications as to materiality contained or incorporated in any such representation or warranty.

(b) Notwithstanding the foregoing, (i) indemnification shall be available to the Buyer Indemnitees under Section 10.02(a) and (b) only to the extent the aggregate amount of Damages due to the Buyer Indemnitees for all such Claims for such indemnification does not exceed the Final Purchase Price and (ii) indemnification shall be available to the Buyer Indemnitees under Section10.02(a) for a breach of any representation or warranty made by Seller or the Company in Section 3.17 of this Agreement as set forth on Schedule 10.04(b).

(c) The right of the Indemnitees to seek indemnification pursuant to this Article X shall not be affected or deemed waived by reason of the fact that, based on any facts or circumstances known, or that should have been known, to Seller, Buyer or any other Indemnitee, including from any investigation made by or on behalf of such Indemnitee, the information provided in the Management Presentation, the Data Room or given in writing to such Indemnitee prior to the date of this Agreement (except, for the avoidance of doubt, any disclosure of any fact or item in any portion of the Disclosure Schedules), such Indemnitee or any of its Representatives knew or should have known that any representation or warranty is, was or might be inaccurate.

SECTION 10.05. Claims. Any Buyer Indemnitee or Seller Indemnitee claiming it may be entitled to indemnification under this Article X or Section 7.07(h) (the “Indemnified Party”) shall give written notice as promptly as practicable to the other party (the “Indemnifying Party”) of each Claim. Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available, including the estimated amount of Damages and the basis for indemnification hereunder. Failure to give prompt notice of a Claim hereunder shall not affect the Indemnifying Party’s obligations hereunder, except to the extent the Indemnifying Party is materially prejudiced by such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as promptly as reasonably practicable following such Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by such Indemnified Party relating to a third-party Claim. Notwithstanding the foregoing, Claims that are Tax Proceedings relating to a Pre-Closing Tax Period with respect to the Company shall be governed by the terms of Section 7.07(e) and not this Section 10.05.

SECTION 10.06. Defense of Actions. (a) The Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party’s option and expense, to assume the complete defense of any Claim based on any Action or Claim by any third party within 60 calendar days of receipt of notice of such Claim by the Indemnifying Party with full authority to conduct such defense, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, and to settle or otherwise dispose of the same and the Indemnified Party shall reasonably cooperate in such defense; provided that (i) the Indemnifying Party shall not be entitled to assume the defense of any third-party Claim without the consent of the Indemnified Party if such third-party Claim (x) seeks an injunction or other equitable or non-monetary relief against the Indemnified Party (other than equitable or non-monetary relief that is incidental to monetary damages as the primary relief sought) and not also against the Indemnifying Party or (y) is related to or otherwise arises in connection with any criminal matter, in which case the Indemnified Party shall allow the Indemnifying Party a reasonable opportunity to participate in such defense with its own counsel and at its own expense, and (ii) the Indemnifying Party shall not, in defense of any such Claim, except with the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed; provided that in the case of the immediately following clause (A), such consent shall be in the Indemnified Party’s sole discretion), consent to the entry of any Judgment or enter into any settlement which (A) provides for any relief other than the payment of monetary damages, (B) does not include as an unconditional term thereof the giving by the third-party claimant to the Indemnified Party of a release from all Liability in respect thereof or (C) includes any admission of wrongdoing or misconduct by the Indemnified Party. The Indemnifying Party shall permit the Indemnified Party to participate in such defense, settlement or disposal through counsel chosen by the Indemnified Party; provided that the fees and expenses of such counsel shall be paid by such Indemnified Party. If the Indemnifying Party elects to assume the defense of any third-party Claim, the Indemnifying Party shall not enter into any settlement of such Claim for the payment of monetary damages unless (1) the Indemnified Party consents in writing to such settlement, such consent not to be unreasonably withheld, conditioned or delayed, or (2) the Indemnifying Party confirms in writing to the Indemnified Party that the Indemnifying Party will be responsible for indemnifying the Indemnified Party for the Damages resulting from such Claim, to the extent provided in (and subject to the limitations on liability and parameters of) this Article X. After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of any Claim in accordance with the terms of this Agreement, the Indemnifying Party shall be liable to the Indemnified Party only for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party; provided that the Indemnified Party shall have the right to employ one separate co-counsel and to participate in the defense of any Claim, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel, if, based on advice of counsel, there exists an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party in connection with the defense of the third-party Claim. As to those third-party Actions or Claims with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at its cost and expense, and will consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same. The Indemnified Party will not settle any third-party Action or claim without the prior consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed. In any event, the Indemnified Party and the Indemnifying Party and their respective counsel shall cooperate in the defense of any third-party Claim subject to this Article X and keep each other informed of all significant developments relating to any such third-party Claim, and, upon written request, provide copies of all relevant correspondence.

(b) Limitation, Exclusivity, No Duplicate Recovery. No Claim shall be made or have any validity unless the Indemnified Party shall have given written notice of such Claim to the Indemnifying Party prior to the date set forth in Section 10.01 for such Claim. Subject to Section 11.15, this Article X and Section 7.07 provide the exclusive means by which a party may assert and remedy claims of any nature whatsoever relating to the Transactions (other than disputes related to the Purchase Price Adjustment, which shall be governed by the terms of Section 2.05) following the Closing, including any breach of any representation, warranty, covenant or agreement contained in this Agreement or any certificate delivered pursuant hereto, and Section 11.19 provides the exclusive means by which a party may bring Actions against the other party under or with respect to this Agreement. Each party hereby waives and releases any other remedies or claims (including any rights of contribution or recovery under the Comprehensive Environmental Response, Compensation, and Liability Act or otherwise under Environmental Laws) that it may have against the other party (or any of its Affiliates) with respect to the matters arising out of or in connection with this Agreement or relating to the Transactions, except that any limitations herein shall not apply (i) to the remedies of injunctive relief or specific performance set forth herein; (ii) in the event of fraud or willful misconduct, as to which the parties shall have all remedies available at Law or in equity; (iii) with respect to the covenants and agreements that by their respective terms anticipate performance following the Closing Date; and (iv) as otherwise expressly provided in this Agreement (including in Sections, 7.07, 7.08 and 8.01) or any Ancillary Agreements. With respect to any Damages arising under this Agreement, Buyer agrees that it shall only seek such Damages from Seller or any of its Affiliates that transfer Transferred Assets to Buyer or the Company, and Buyer hereby waives the right to seek Damages from or equitable remedies, such as injunctive relief, against any other Affiliate of Seller or any director, officer, employee or other Representative of Seller (or any of its Affiliates). Notwithstanding anything to the contrary herein, in no event shall any Indemnified Party be entitled to indemnification under this Article X or Section 7.07 with respect to any matter to the extent that such matter was reflected in the calculation of the Purchase Price Adjustment pursuant to Section 2.05 (including, for the avoidance of doubt, any payroll tax, employment tax or other item included as a Current Liability in calculating Closing Date Net Working Capital). For the avoidance of doubt, any indemnity provided hereunder by Seller shall be so applied as to avoid any double counting and no Indemnified Party shall be entitled to obtain indemnification more than once for the same matter or Damages.

SECTION 10.07. Calculation of Damages. Except as otherwise provided in this Article X, in any case where the Indemnified Party subsequently recovers from third parties any amount in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to this Article X, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery and the related increase in insurance premium), but not in excess of any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter. The computation of the amount of any indemnity payment required to be made pursuant to this Article X shall be reduced by the amount of the Tax benefit resulting from the incurrence of the liability giving rise to the Damages at issue, if any, actually realized by the Indemnified Party in the year such liability is incurred or in the immediately succeeding year.

SECTION 10.08. Tax Treatment of Indemnity Payments. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes unless there is no reasonable basis for doing so under the applicable Tax Law. Each party shall notify the other party if it receives notice that any Taxing Authority proposes to treat any indemnification payment as other than an adjustment to the Purchase Price for Tax purposes, or if a party otherwise determines that an indemnification payment is required by applicable Tax Law to be treated as other than an adjustment to the Purchase Price for Tax purposes.

ARTICLE XI

Miscellaneous

SECTION 11.01. Buyer’s Own Due Diligence. Buyer has conducted its own investigation, examination and valuation of the Company and the Business in effecting the Transactions. Buyer has made all inspections and investigations of the Company and the Business deemed necessary or desirable by Buyer. Buyer is purchasing the Transferred Equity Interests and the Transferred Assets based on the results of Buyer’s inspections and investigations, and not on any representation or warranty of Seller or any of its Affiliates not expressly set forth in this Agreement, in any Ancillary Agreement or in any certificate delivered by Seller or its Affiliates pursuant to this Agreement. In light of these inspections and investigations and the representations and warranties made to Buyer by Seller and the Company herein, solely with respect to the transactions contemplated by this Agreement, Buyer is relinquishing any right to any claim based on any representations and warranties other than those expressly set forth in this Agreement or in any certificate delivered by Seller or its Affiliates pursuant to this Agreement; provided, however, that nothing herein shall limit the liability of Seller for fraud or willful misconduct.

SECTION 11.02. Financial Information and Projections. In connection with Buyer’s investigation of the Business, Buyer has received from Seller various forward-looking statements regarding the Company and the Business (including the estimates, assumptions, projections, forecasts and plans furnished to it) (the “Forward-Looking Statements”). Buyer acknowledges and agrees (i) there are uncertainties inherent in attempting to make the Forward-Looking Statements; (ii) Buyer is familiar with such uncertainties; (iii) Buyer is not relying on any Forward-Looking Statement in any manner whatsoever; and (iv) with respect to any Forward-Looking Statements, Buyer shall have no claim against Seller or any of its Affiliates solely with respect to the transactions contemplated by this Agreement except in the case of fraud or willful misconduct.

SECTION 11.03. No Other Representations or Warranties. Buyer acknowledges and agrees that except for the representations and warranties contained in Article III, the Ancillary Agreements or any certificate delivered by Seller or any of its Affiliates (including the Company) pursuant to this Agreement, none of Seller or the Company nor any other Person makes or shall be deemed to make any express or implied representation or warranty with respect to the Business or the Company. Without limiting the generality of the foregoing, Buyer acknowledges that Seller makes no representation or warranty (a) with respect to any Forward-Looking Statements made (i) in the Management Presentation, (ii) in the Data Room, (iii) in any supplemental due diligence information provided or made available to Buyer, (iv) in connection with Buyer’s discussions with management of the Business, (v) in negotiations leading to this Agreement or (vi) in any other circumstance; (b) with respect to the reasonableness of the assumptions underlying any Forward-Looking Statements; or (c) as to merchantability, suitability or fitness for a particular purpose or quality, with respect to any tangible assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Buyer agrees that the representations and warranties contained in Article III by Seller and the Company, the Ancillary Agreements or any certificate delivered by Seller or any of its Affiliates (including the Company) pursuant to this Agreement, are in lieu of, and Buyer hereby expressly waives all rights to, any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other Law, including the warranties of merchantability and fitness for a particular purpose.

SECTION 11.04. Disclosure Schedules. Buyer acknowledges and agrees that no reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. The Disclosure Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties, covenants and agreements of Seller and the

Company contained in this Agreement. Nothing in the Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

SECTION 11.05. To the knowledge. “To the knowledge of Seller” or other references to the knowledge or awareness of Seller or its Affiliates means the actual knowledge, after reasonable due inquiry, of those individuals set forth on Schedule 11.05(a) and “to the knowledge of Buyer” or other references to the knowledge or awareness of Buyer or its Affiliates means the actual knowledge, after reasonable due inquiry, of those individuals set forth on Schedule 11.05(b).

SECTION 11.06. Expenses. Except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions, including the fees of counsel and accountants, shall be borne by the party incurring such expenses. For the avoidance of doubt, except as otherwise provided herein, Seller shall be responsible for any out-of-pocket fees and expenses incurred by the Company prior to the Closing in connection with the Transactions, including any fees and expenses of brokers (as contemplated by Section 3.21 or otherwise), investment bankers, legal counsel, accountants and other advisors. Buyer and Seller shall each be responsible for 50% of the antitrust filing fees pursuant to Section 6.03(b).

SECTION 11.07. Modifications and Amendments. This Agreement shall not be modified, altered or otherwise amended except pursuant to an instrument in writing executed and delivered by each of the parties hereto.

SECTION 11.08. Waivers. At any time and from time to time prior to the Closing, the parties hereto may, to the extent permitted under applicable Law, (a) extend the time for, or waive in whole or in part, the performance of any obligation of any party hereto under this Agreement; (b) waive any inaccuracy in any representation or warranty contained in this Agreement; or (c) waive any condition or compliance with any covenant or agreement contained in this Agreement. The failure of a party hereto to require performance of any provision hereof at any time shall in no manner affect such party’s right at a later time to enforce such provision. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights under this Agreement shall not constitute a waiver of its rights.

SECTION 11.09. Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either of the parties hereto without the prior written consent of the other party; provided that without such consent, either Seller or Buyer may assign this Agreement or such party’s rights and obligations hereunder to a third party in connection with a sale or transfer (by means of a merger, stock sale or otherwise) of all or substantially all of Seller’s or Buyer’s respective business. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 11.10. No Third Party Beneficiaries. Other than as set forth in Section 10.02 and Section 10.03, nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective successors and permitted assigns) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

SECTION 11.11. Notices. Any notice, request, instruction or other communication to be given hereunder by any party to the other parties shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) one business day following the day when sent by overnight courier (with written confirmation of receipt), (c) three business days following the day when sent by postpaid registered or certified mail or (d) when sent by email (provided that an additional copy is delivered one business day thereafter in accordance with the delivery method set forth in the preceding clauses (a) or (b)), in each case to the parties at the following addresses:

if to Seller, to:

Honeywell International Inc.

115 Tabor Road

Morris Plains, NJ 07950

Attention: General Counsel and Senior Vice President

Email: kate.adams@honeywell.com

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attention: Eric L. Schiele, Esq.

Email: eschiele@cravath.com

and if to Buyer, to:

KBR Holdings, LLC

601 Jefferson Avenue

Houston, Texas 77002

Attn: General Counsel and Secretary

Email: eileen.akerson@kbr.com

with a copy to:

Hogan Lovells US LLP

Park Place II, Ninth Floor

7930 Jones Branch Drive

McLean, Virginia 22102

Attention: Carine Stoick, Esq.

Email: carine.stoick@hoganlovells.com

or to such other address as such party shall hereafter designate by like notice.

SECTION 11.12. Headings. The Article and Section headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Agreement.

SECTION 11.14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereunder.

SECTION 11.15. Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages, this being in addition to any other remedy to which any party is entitled at law or in equity. Each party further agrees that (i) no other party hereto shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any such remedy, and each party hereby irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (ii) it will not oppose the granting of such remedy.

SECTION 11.16. Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the Ancillary Documents and the Confidentiality Agreement, contains the entire agreement between the parties with respect to the Transactions and supersedes all prior agreements or understandings, whether written or oral, between the parties.

SECTION 11.17. Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law; (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction; and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

SECTION 11.18. Set-Off. Any payments pursuant to this Agreement shall be made in full, without any set-off, counterclaim, restriction or condition and without any deduction or withholding (except as may be required pursuant to applicable Law or as otherwise expressly set forth herein).

SECTION 11.19. Consent to Jurisdiction. All Actions arising out of or relating to this Agreement or the Transactions shall be brought exclusively in the Court of Chancery of the State of Delaware sitting in New Castle County and any state appellate court therefrom within the State of Delaware, or, only if such Court of Chancery declines to accept jurisdiction over such Action, in any state or federal court of competent jurisdiction in the State of Delaware. Each party hereto hereby (i) submits to the exclusive jurisdiction of such state or federal courts in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement or the Transactions brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that such party’s property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the Transactions may not be enforced in or by the above-named courts. Each party consents to the service of process in any such Action in the above-named courts by the mailing of such process by registered or certified mail at such party’s address for notices specified herein. Each party hereto irrevocably and unconditionally waives any right to a trial by jury in connection with any Action arising out of or relating to this Agreement or the Transactions.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Purchase and Sale Agreement as of the date first above written.

HONEYWELL INTERNATIONAL INC.

By	/s/ Victor J. Miller
	Name:	Victor J. Miller
	Title:	Vice President and General Counsel

HONEYWELL INTERNATIONAL INC.

By	/s/ Anne Madden
	Name:	Anne Madden
	Title:	Global Head of M&A and Vice President of Corporate Development

KBR HOLDINGS, LLC

By	/s/ Stuart J. B. Bradie
	Name:	Stuart J. B. Bradie
	Title:	President and Chief Executive Officer